SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.         )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

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COGNEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COGNEX CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 25, 2018

To the Shareholders:

The 2018 Annual Meeting of Shareholders of COGNEX CORPORATION will be held at 9:00 a.m. local time on Wednesday, April 25, 2018, at Cognex’s headquarters at One Vision Drive, Natick, Massachusetts, for the following purposes:

1.	To elect two Directors to serve for a term of three years and to elect one Director to serve for a term of two years, all as more fully described in the proxy statement for the meeting;

2.	To amend our Articles of Organization to increase the number of shares of common stock that we have the authority to issue from 200,000,000 to 300,000,000 shares;

3.	To approve the amendment and restatement of the Cognex Corporation 2001 General Stock Option Plan;

4.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2018;

5.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”); and

6.	To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 2, 2018 as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

The proposal for the election of Directors relates solely to the election of three Directors nominated by the Board of Directors and does not include any other matters relating to the election of Directors, including, without limitation, the election of Directors nominated by any shareholder of Cognex Corporation.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY COMPLETING AND RETURNING A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Richard A. Morin, Secretary

Natick, Massachusetts

March 14, 2018

Important

Please note that due to security procedures, you may be required to show a form of picture identification to gain access to our headquarters. Please contact the Cognex Department of Investor Relations at (508) 650-3000 if you plan to attend the meeting.

COGNEX CORPORATION

PROXY STATEMENT

INFORMATION ABOUT THE MEETING AND VOTING PROCEDURES

General

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cognex Corporation (“Cognex”) for use at the 2018 Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Wednesday, April 25, 2018, at our headquarters at One Vision Drive, Natick, Massachusetts 01760, and at any adjournments or postponements of that meeting. Our telephone number is (508) 650-3000. At this meeting, shareholders will consider and vote on the following proposals:

1.	To elect two Directors to serve for a term of three years and to elect one Director to serve for a term of two years, all as more fully described in the proxy statement for the meeting;

2.	To amend our Articles of Organization to increase the number of shares of common stock that we have the authority to issue from 200,000,000 to 300,000,000 shares;

3.	To approve the amendment and restatement of the Cognex Corporation 2001 General Stock Option Plan;

4.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2018;

5.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”); and

6.	To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

This proxy statement is first being made available to our shareholders on or about March 14, 2018.

Voting Rights and Quorum

Shareholders of record at the close of business on March 2, 2018 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. As of the close of business on the Record Date, there were 172,858,091 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote.

The holders of a majority of our common stock outstanding on the Record Date for the meeting are required to be present in person or be represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Following the determination of a quorum, the vote required for approval of the matters to be considered at the meeting is as follows:

•	Nominees for Director will be elected if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. An incumbent director who does not receive more votes “for” than “against” his election will promptly offer to tender his resignation. The resignation would be considered by the Nominating and Corporate Governance Committee and acted upon by our Board of Directors (without participation by the incumbent Director who tendered his resignation) within 90 days of the election. Thereafter, our Board will promptly disclose its decision whether to accept the Director’s resignation in a Current Report on Form 8-K furnished to the Securities and Exchange Commission (SEC).

•	Approval of the proposal to increase the number of shares of common stock which Cognex has the authority to issue requires the affirmative vote of holders of at least a majority of the shares of common stock outstanding on the Record Date.

•	Other matters presented at the meeting require the affirmative vote of a majority of votes cast on the matter.

Treatment of Abstentions and Broker Non-Votes

We will count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. A broker “non-vote” refers to shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter. For the purpose of determining the number of shares voting on a particular proposal, we will not count abstentions and broker “non-votes” as votes cast or shares voting. As a result, abstentions and broker non-votes, if any, will have no effect on the voting for the election of Directors, the approval of the amendment and restatement of our 2001 General Stock Option Plan, the ratification of the selection of our independent registered public accounting firm or the non-binding advisory proposal regarding executive compensation. Abstentions and broker non-votes, if any, will have the same effect as a vote against the proposal regarding the amendment to our Articles of Organization to increase the number of shares of common stock that we have authority to issue.

Voting Your Shares

If you received a paper copy of the proxy materials, you may vote your shares by submitting the proxy card accompanying this material for use at the meeting. Please complete, date, sign and submit the proxy card as instructed. You may also vote your shares by telephone or via the Internet by following the instructions included on the proxy card or on the Notice of Internet Availability of Proxy Materials. The Internet and telephone voting facilities for shareholders of record will close at 1:00 a.m. Eastern time on April 25, 2018.

Our Board of Directors recommends an affirmative vote on all proposals described in the notice for the meeting. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner that you direct. If you do not specify instructions with respect to any particular matter to be acted upon at the meeting, proxies will be voted in favor of the Board of Directors’ recommendations as set forth in this proxy statement.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	Giving written notice of revocation of your proxy to the Secretary of Cognex;

•	Completing and submitting a new proxy card relating to the same shares and bearing a later date;

•	Properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	Voting in person at the meeting, although meeting attendance will not, by itself, revoke a proxy.

Expense of Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by delivery of these materials, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, email, fax and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals at our expense.

How to Obtain an Annual Report on Form 10-K

Our Annual Report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the SEC for our most recent fiscal year is available on our website at www.cognex.com under “Company—Investor Information—Financial Information—SEC Filings.” Shareholders can send a written request to Investor Relations at Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760 or by email at IR@cognex.com and we will provide a printed copy to such person without charge.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may send only one copy of our proxy statement and annual report to multiple shareholders in the same household unless contrary instructions were received. To obtain a copy of either document, please contact Cognex Investor Relations at the mailing address or email address noted above. To receive a copy of either document in the future, or if you are receiving multiple copies and want to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above mailing or email address.

Investor Contact

If you have any questions about the meeting or your ownership of our common stock, please contact Cognex Investor Relations at the above mailing or email address.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of the Record Date, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc.	15,768,475	(2)	9.1%
55 East 52nd Street
New York, NY 10055
The Vanguard Group, Inc.	14,212,937	(3)	8.2%
100 Vanguard Blvd.
Malvern, PA 19355

(1)	Percentages are calculated on the basis of 172,858,091 shares of our common stock outstanding as of March 2, 2018.
(2)	Information regarding BlackRock, Inc. is based solely upon a Schedule 13G filed by BlackRock with the SEC on January 29, 2018, which indicates that BlackRock held sole voting power over 14,696,958 shares and sole dispositive power over 15,768,475 shares.
(3)	Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G filed by The Vanguard Group with the SEC on February 9, 2018, which indicates that The Vanguard Group held sole voting power over 132,465 shares, shared voting power over 38,419 shares, sole dispositive power over 14,052,653 shares and shared dispositive power over 160,284 shares. Per the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 82,065 shares as a result of its serving as investment manager of collective trust accounts. Also, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 128,619 shares as a result of its serving as investment manager of Australian investment offerings.

Security Ownership of Directors and Executive Officers

The following information is furnished as of the Record Date, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Robert J. Shillman	7,660,800	(3)	4.4%
Robert J. Willett	675,000		*
Anthony Sun	549,262		*
Theodor Krantz	175,500		*
Patrick A. Alias	117,500		*
Jeffrey B. Miller	103,300	(4)	*
Sheila M. DiPalma	47,000		*
Eugene Banucci	30,500		*
Richard A. Morin	23,518		*
Dianne M. Parrotte	20,600		*
Jerry A. Schneider	8,500		*
John J. Curran	0		*
All Directors and Executive Officers as a group (12 persons)	9,411,480	(5)	5.4%

*	Less than 1%
(1)	Includes the following shares which the specified individual has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 2, 2018: Dr. Shillman, 0 shares; Mr. Willett, 675,000 shares; Mr. Sun, 185,000 shares; Mr. Krantz, 140,000 shares; Mr. Alias, 117,500 shares; Mr. Miller, 102,500 shares; Ms. DiPalma, 47,000 shares; Dr. Banucci, 26,500 shares; Mr. Morin, 19,500 shares; Dr. Parrotte, 0 shares; Mr. Schneider, 6,500 shares; and Mr. Curran, 0 shares.
(2)	Percentages are calculated on the basis of 172,858,091 shares of our common stock outstanding as of March 2, 2018. The total number of shares outstanding used in this calculation also assumes that the currently exercisable options or options which become exercisable within 60 days of March 2, 2018 held by the specified person are exercised but does not include the number of shares of our common stock underlying options held by any other person.
(3)	Includes 7,660,800 shares held in a trust with respect to which Dr. Shillman serves as trustee.
(4)	Mr. Miller has shared voting and investment power with respect to 800 shares owned jointly with his spouse.
(5)	Includes 1,319,500 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of March 2, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Our executive officers, Directors and greater than 10% holders of our common stock are required by SEC regulations to furnish us with copies of all forms they file with the SEC under Section 16(a).

Based solely on copies of such forms furnished to us as provided above, we believe that during fiscal year 2017, we complied with Section 16(a) filing requirements applicable to our executive officers, Directors and owners of greater than 10% of our common stock.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to our Board of Directors and our employees, including our named executive officers. Pre-dating this code are our company’s ten corporate values, which include integrity, that are the basis for ensuring we maintain the highest ethical standards in all that we do. Copies of our company’s Code of Business Conduct and Ethics and ten corporate values are available on our website at www.cognex.com under “Company—Investor Information—Governance.” We intend to disclose on our website any amendment to, or waiver of, any provision of this code applicable to our directors and named executive officers that would otherwise be required to be disclosed under the rules of the SEC or The NASDAQ Stock Market LLC (Nasdaq).

Director Independence

Our Board of Directors has determined that all of the Director nominees and incumbent Directors are “independent” as such term is defined in the applicable listing standards of Nasdaq, except for Robert J. Shillman and Robert J. Willett, who are executive officers of Cognex, and Patrick A. Alias, who is a non-executive employee of Cognex.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board of Directors were separated in March 2011. At that time, Mr. Willett was promoted to become our Chief Executive Officer. Dr. Shillman retained his position as Chairman of the Board of Directors.

Because Dr. Shillman continues to serve as an executive officer of Cognex, our Board has appointed Anthony Sun to serve in the role of Lead Independent Director. As Lead Independent Director, Mr. Sun presides at all meetings of our Board of Directors at which the Chairman is not present, and he chairs the executive sessions of independent Directors, who regularly meet in executive sessions at which only independent Directors are present. Mr. Sun may also provide input regarding meeting agendas and bear such further responsibilities as our Board may designate from time to time.

Our Board believes this leadership structure promotes unified leadership and direction for the Board and management that, together with having a Lead Independent Director, assists the Board in the administration of its risk oversight responsibilities.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company so that it can understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board. This enables the Board and its committees to coordinate the risk oversight role. Our Board of Directors also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions, and regular periodic reports from our company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal controls and financial reporting. As part of its charter, the Audit Committee discusses with management and our independent registered public accounting firm significant risks and exposures and the steps management has taken to minimize those risks.

Policy on Pledging, Hedging and Trading of Cognex Stock

Our insider trading policy governs the timing and type of transactions in Cognex stock by our Board of Directors and certain Cognex employees who have regular access to material non-public information, including our executive officers. Among other provisions, the policy:

•	Prohibits our Directors and any Cognex employee, including our executive officers, from engaging in short sales of Cognex stock with violators subject to immediate termination;

•	Prohibits our Directors and executive officers from trading in exchange-traded options for Cognex stock or any other derivative security designed to hedge or offset risk of a decline in the market value of Cognex stock; and

•	Prohibits our Directors and executive officers from pledging Cognex stock as collateral for a loan without the approval of the Compensation/Stock Option Committee of the Board of Directors.

Communications to Directors

Shareholders who wish to communicate with our Board of Directors or with a particular Director may send a letter to the Secretary of Cognex Corporation at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all letters and circulate them to the appropriate Director(s).

Board Meetings, Committees and Attendance

Our Board of Directors held nine meetings during 2017. During 2017, each Director attended at least 75% of the total number of meetings of the Board of Directors and meetings of the committees of which such Director was a member. Our Directors are strongly encouraged to attend the annual meeting of shareholders or the special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors attended the 2017 Annual Meeting of Shareholders held on April 27, 2017.

The Board has three standing committees: The Compensation/Stock Option Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Each committee acts according to a written charter approved by the Board. The charters are available on our website at www.cognex.com under “Company—Investor Information—Governance.” Each Director who served on a Board committee during 2017 was “independent” as such term is defined in the applicable listing standards of Nasdaq and rules of the SEC. The agenda for committee meetings is determined by its Chairman in consultation with the other members of the committee and management. The Chairman reports the actions and determinations of the committee to the full Board on a regular basis.

The following table provides current committee membership information for each of the Board committees:

Name	Compensation/ Stock Option	Audit	Nominating and Corporate Governance
Eugene Banucci			*
Theodor Krantz	X	*
Jeffrey B. Miller		X	X
Jerry A. Schneider		X
Anthony Sun	*		X

*	Committee Chairman
X	Committee Member

During 2017, J. Bruce Robinson, who resigned from our Board of Directors effective February 23, 2018, also served on the Audit Committee through April 27, 2017 and the Compensation/Stock Option Committee through the date of his resignation.

Compensation/Stock Option Committee

In accordance with its written charter, the Compensation/Stock Option Committee:

•	Discharges the Board’s responsibilities relating to the compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	Oversees our overall compensation structure, policies and programs;

•	Administers our stock option and other equity-based plans;

•	Reviews and makes recommendations to the Board regarding the compensation of our Directors; and

•	Is responsible for producing the annual report included in this proxy statement.

Our Chief Executive Officer, other Cognex executives, and the Cognex Corporate Employee Services department support the Compensation/Stock Option Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation/Stock Option Committee on an annual basis regarding salary increases, potential bonuses, and stock option grants for each of our other executive officers. Our Chief Executive Officer also has been delegated the authority to approve stock options and other equity-based awards to non-executive employees of Cognex not to exceed 80,000 shares to any one individual in the aggregate per calendar year.

The Compensation/Stock Option Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation/Stock Option Committee typically does not retain compensation consultants, but may utilize independent third-party benchmarking surveys acquired by Cognex.

Committee meetings are regularly attended by our Chief Executive Officer, except when his compensation is being discussed, and may also include other executives at the invitation of the Committee. The Compensation/Stock Option Committee also meets in executive session as appropriate. The Compensation/Stock Option Committee met six times in 2017.

The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation/Stock Option Committee.

Further information regarding the processes and procedures of the Compensation/Stock Option Committee for establishing and overseeing our executive compensation programs is provided under the heading “Compensation Discussion and Analysis.”

Audit Committee

In accordance with its written charter, the Audit Committee’s general responsibilities include, among other things, the following:

•	Being directly responsible for the appointment, compensation, retention and termination, and oversight of the work of, Cognex’s independent registered public accounting firm;

•	Reviewing the qualifications, performance and independence of Cognex’s independent registered public accounting firm;

•	Reviewing our audited and unaudited financial statements;

•	Reviewing the adequacy and effectiveness of our internal control over financial reporting with management and our independent registered public accounting firm;

•	Reviewing and authorizing both audit and non-audit services to be provided to Cognex by its independent registered public accounting firm and related fees;

•	Reviewing and approving related party transactions; and

•	To the extent deemed necessary by the Audit Committee to carry out its responsibilities, engaging independent counsel and other advisers and determining the compensation payable to them.

For 2017, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Audit Committee held six meetings during 2017.

The Board of Directors has determined that all members of the Audit Committee are financially literate, and that each of Messrs. Krantz and Schneider qualifies as an “audit committee financial expert” under the rules of the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election as Directors at each annual meeting of shareholders and when vacancies in the Board occur for any reason. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines to assist and guide the Board in the exercise of its responsibilities, periodically reviewing these guidelines and recommending changes deemed appropriate, and coordinating any evaluations of the Board and its committees. The Nominating and Corporate Governance Committee met three times during 2017.

In 2017, our Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating and Corporate Governance Committee will include women and individuals from minority groups who meet the required qualifications on the initial list of director candidates from which new board nominees are chosen. In addition, any search firm retained by the Nominating and Corporate Governance Committee will be required to abide by these guidelines.

In February 2018, the Nominating and Corporate Governance Committee met and recommended the Director nominees for election at the meeting. Eugene Banucci and Jerry A. Schneider have been nominated for re-election, and Dianne M. Parrotte has been nominated to fill the vacancy created by the resignation of Mr. Robinson. Dr. Parrotte was initially recommended to the Nominating and Corporate Governance Committee for election to the Board by Dr. Shillman.

Compensation/Stock Option Committee Interlocks and Insider Participation

During 2017, Messrs. Krantz, Robinson and Sun served on the Compensation/Stock Option Committee. No member of the Compensation/Stock Option Committee served as an officer or employee of Cognex or any of its subsidiaries, nor had any business relationship or affiliation with Cognex or any of its subsidiaries during 2017 other than his service as a Director.

Certain Relationships and Related Transactions

In accordance with its written charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions. Under our Code of Business Conduct and Ethics, any transaction or relationship engaged in by our employees that reasonably could be expected to give rise to a conflict of interest should be reported promptly to our Compliance Officer (currently Mr. Curran), who may notify our Board of Directors or a committee thereof as he deems appropriate. Actual or potential conflicts of interest involving a Director or executive officer are required to be disclosed directly to the Chairman of our Board of Directors.

Director Nominees

When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment to be effective, with the other Directors and management, in collectively serving the long-term interests of our shareholders. Each nominee is expected to be personable and support our “Work Hard, Play Hard, Move Fast” culture. And, each nominee is expected to have direct and significant experience in one or more industries or markets in which our company does, or plans to do, business, and/or significant senior-level management experience in functions or roles which are helpful to our company. This includes, for example, finance, accounting, human resources, engineering, manufacturing, and sales and marketing.

In addition to the minimum qualifications set forth above, when considering potential candidates for our Board of Directors, the Nominating and Corporate Governance Committee seeks to ensure that the Board of Directors is comprised of a majority of independent Directors, that the committees of the Board are comprised entirely of independent Directors, and that at least one member of the Audit Committee qualifies as an “audit committee financial expert” under SEC rules. The Nominating and Corporate Governance Committee may also consider any other standards that it deems appropriate.

The Nominating and Corporate Governance Committee and our Board seek the talents and backgrounds that would be most helpful to Cognex when selecting Director nominees. In particular, the Committee, when recommending Director candidates to the full Board for nomination, may consider whether a Director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

In 2017, our Board amended our corporate governance guidelines to implement a policy addressing board diversity when identifying potential director nominees. The policy provides that our Nominating and Corporate Governance Committee will include women and individuals from minority groups who meet the required qualifications on the initial list of director candidates from which new board nominees are chosen. In addition, any search firm retained by the Nominating and Corporate Governance Committee will be required to abide by these guidelines.

At our 2018 Annual Meeting of Shareholders, Eugene Banucci and Jerry A. Schneider have been nominated for re-election, and Dianne M. Parrotte has been nominated to fill the vacancy created by the resignation of Mr. Robinson.

In practice, the Nominating and Corporate Governance Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating and Corporate Governance Committee intends to consider shareholder recommendations for Directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee did not receive any shareholder nominations for Director with respect to this meeting.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2019 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 14, 2018. These recommendations must include:

•	the name and address of record of the shareholder;

•	a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•	the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding ten full fiscal years of the proposed Director candidate;

•	a description of the qualifications and background of the proposed Director candidate which addresses the minimum qualifications described above and any other criteria for Board membership approved by the Board from time to time;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•	the consent of the proposed Director candidate to be named in the proxy statement, to serve as a Director if elected at such meeting, and to give our company the authority to carry out a detailed and thorough investigation of his/her educational, professional, financial and personal history.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under the heading “Shareholder Proposals.”

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of nine Directors and is divided into three classes, with one class being elected each year for a term of three years. We are proposing that Eugene Banucci and Jerry A. Schneider be elected to serve terms expiring at the 2021 Annual Meeting of Shareholders and in each case until their successors are duly elected and qualified or until they sooner die, resign or are removed. Mr. Miller was not nominated to stand for re-election as a director at the Annual Meeting, and his term as a Director of Cognex will end at the Annual Meeting.

In addition, the Board has nominated Dianne M. Parrotte to fill the vacancy created by the resignation of Mr. Robinson. Dr. Parrotte would be elected to serve in the class of Directors whose terms expire at the 2020 Annual Meeting of Shareholders and until her successor has been duly elected and qualified or until her earlier death, resignation or removal.

Following the Annual Meeting, the size of the Board of Directors will be decreased to eight members.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EUGENE BANUCCI, JERRY A. SCHNEIDER AND DIANNE M. PARROTTE.

The persons named in the accompanying proxy will vote, unless authority is withheld, “FOR” the election of the nominees named above. Our Board of Directors anticipates that each of the nominees, if elected, will serve as a Director. If any nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board of Directors may recommend. Should our Board not recommend a substitute for any nominee, then the proxy will be voted for the election of the remaining nominees. There are no family relationships between any incumbent Director or Director nominee and any executive officer of Cognex or its subsidiaries.

Information Regarding Directors and Director Nominees

Set forth below is information furnished to us by the Director nominees and the incumbent Directors whose terms will continue after the meeting. The biographical description for each Director and Director nominee includes his or her age, all positions he or she holds with Cognex, his or her principal occupation and business experience over the past five years, and the names of other publicly held companies for which he or she currently serves as a director or has served during the past five years. It also includes the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that he or she should serve as a director of Cognex or, with respect to each Director who is not standing for election, that the Board would expect to consider if it were making a conclusion currently as to whether he or she should serve as a director.

We believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment as well as a commitment of service to Cognex and, to the extent applicable, our Board. Our Board did not currently evaluate whether the incumbent Directors who are not standing for election should serve as directors, as the terms for which they were previously elected continue beyond the meeting.

Nominated for a term ending in 2021:

Eugene Banucci, 74, has served as a director since 2015. Dr. Banucci is the founder and former Chairman and Chief Executive Officer of ATMI, Inc. (ATMI), a publicly held company that was acquired by Entegris, Inc.

(ENTG) in 2014. Dr. Banucci served as Chief Executive Officer of ATMI from its founding in 1986 until the beginning of 2005. Prior to starting ATMI, he held management positions at General Electric Company and American Cyanamid Company. Dr. Banucci has served on numerous boards; in particular, from 2003 through 2010, he was a member of the Board of Directors of Zygo Corporation (ZIGO), a publicly held company that was also acquired in 2014. He currently serves as Lead Director on the Board of Clean Harbors, Inc. (CLH), a publicly held company listed on the New York Stock Exchange. Dr. Banucci holds a B.A. in Chemistry from Beloit College and Ph.D. in Organic Chemistry from Wayne State University. We believe Dr. Banucci’s qualifications for sitting on our Board of Directors include his experience in developing and managing high-technology companies and his participation in other public company boards.

Jerry A. Schneider, 70, has served as a director since 2016. Mr. Schneider has been an independent business and financial consultant since 2014. He was the former (2004 to 2013) Chief Financial Officer of Vistage International, a private equity-owned CEO peer-advisory membership company with over 20,000 members. Prior to Vistage, Mr. Schneider spent seven years at Fresenius Medical Care—North America (FMS), a global dialysis service and products company, where he served as CFO and later as Senior Vice President of Strategic Planning. Between 1994 and 1997, Mr. Schneider was the Executive Vice President and Chief Financial Officer of then publicly held GranCare, Inc. (GC), a healthcare company in the long-term care, assisted living and institutional pharmacy business. Mr. Schneider serves on many non-profit boards. During the past five years, he has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. Mr. Schneider received his Juris Doctor from Loyola Law School, and a B.S. in Accounting from the University of California at Berkeley. He is an inactive CPA and attorney in the State of California. We believe Mr. Schneider’s qualifications for sitting on our Board of Directors include his executive experience, his accounting, legal and financial management knowledge and expertise.

Nominated for a term ending in 2020:

Dianne M. Parrotte, M.D., M.P.H., 68, was nominated to serve as a director in 2018. Since 1995, Dr. Parrotte has been an independent consultant to corporations, law firms and insurance companies on human resource matters involving employee health and wellness. She was a trustee of the Shillman Foundation from March 2000 until her resignation in February 2018. From 1989 until 1995, Dr. Parrotte was chief in charge of occupational health at Bath Iron Works (later acquired by General Dynamics). From 1982 to 1988, she was the on-site medical director at Polaroid Corporation. Dr. Parrotte served as a Cognex director from 1981, at the time of the Company’s incorporation, to 1982. In addition to numerous certifications and licenses, Dr. Parrotte holds an M.P.H. from the Medical College of Wisconsin, an M.D. from the Boston University School of Medicine and a B.A. from Boston University. She also completed the Penn State Executive Program. During the past five years, Dr. Parrotte has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Dr. Parrotte’s qualifications for sitting on our Board of Directors include her experience with a wide range of human resource and organizational matters, as well as her significant knowledge of the history and culture of Cognex.

Serving a term ending in 2020:

Patrick A. Alias, 72, has served as a director since 2001. Mr. Alias has served as Senior Vice President of Cognex since April 2005, and previously was Executive Vice President from 1991 through April 2005. Prior to joining Cognex, Mr. Alias spent more than 20 years in various high-technology management positions in Europe, Japan and the United States. He holds Master’s Degrees in Electronics, Mathematics and Economics, and is a graduate of Harvard Business School’s Advanced Management Program. During the past five years, Mr. Alias has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Mr. Alias’s qualifications for sitting on our Board of Directors include his four decades of experience working with high-technology companies, including nearly fifteen years as our company’s Executive Vice President of Worldwide Sales and Marketing, and his extensive management experience.

Theodor Krantz, 75, has served as a director since 2007. Mr. Krantz has been Vice President and Chief Financial Officer of Airmar Technology Corporation since May 2011, and previously served as President from 2000 to 2011. He was President, and later Chief Executive Officer, of Velcro Industries from 1984 to 1999. For more than 10 years, Mr. Krantz has been serving as a member of the Boards of Directors and Audit Committees of Hitchiner Manufacturing Company and Control Air, Inc. Mr. Krantz holds a B.A. from Princeton University, and an M.B.A. from Harvard University. We believe Mr. Krantz’s qualifications for sitting on our Board of Directors include his extensive executive leadership experience and his accounting and financial management expertise.

Serving a term ending in 2019:

Robert J. Shillman, 71, known to many as “Doctor Bob,” is the founder of Cognex. He has served as Chairman of the Board of Directors and as an executive officer of Cognex since the company’s founding in 1981. Dr. Shillman was Chief Executive Officer of Cognex from 1981 through March 2011, at which time, and upon his recommendation, Mr. Willett was promoted to fill that role. During the past five years, Dr. Shillman has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Dr. Shillman’s qualifications for sitting on our Board of Directors include his technical background leading to both a Master’s Degree and a Ph.D. in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology, his in-depth knowledge of AI technology and his 37 years of executive leadership experience building Cognex into the world’s largest and most successful company that specializes in machine vision.

Anthony Sun, 65, has served as a director since 1982. Mr. Sun served as a managing general partner and Chief Executive Officer of Venrock Associates, a venture capital partnership, from 1997 until his retirement in 2010. He began his tenure at Venrock in 1979 and was a general partner from 1980 to 1997. Mr. Sun also serves as a member of the Boards of Directors of several private companies. During the past five years, he served as a director of Keynote Systems, Inc. (KEYN) when it was a publicly held company. We believe Mr. Sun’s qualifications for sitting on our Board of Directors include his executive experience, his expertise in the high-technology industry, particularly having served as a member of the Board of Directors of more than a dozen public high-tech companies in the past, and the deep understanding of our company that he has acquired through service on our Board.

Robert J. Willett, 50, has served as a director and Chief Executive Officer of Cognex since 2011. Mr. Willett joined our company in 2008 as President of the Modular Vision Systems Division, and was promoted to President and Chief Operating Officer in 2010. He came to Cognex from Danaher Corporation, a diversified manufacturer of industrial controls and technologies, where he served as Vice President of Business Development and Innovation for the Product Identification Business Group and as President of Videojet Technologies, a leader in coding and marking products. Prior to that, Mr. Willett served as Chief Executive Officer of Willett International Ltd., a coding and marking company that was sold to Danaher and merged with Videojet. During the past five years, Mr. Willett has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. He holds a B.A. from Brown University, and an M.B.A. from Yale University. We believe Mr. Willett’s qualifications for sitting on our Board of Directors include his experience in the machine vision industry, his executive leadership experience and the knowledge of our company that he has acquired through his management roles.

DIRECTOR COMPENSATION

The following table sets forth the compensation earned by or awarded to each Director who served on our Board of Directors in 2017, other than Dr. Shillman and Mr. Willett. Details of Dr. Shillman’s and Mr. Willett’s compensation are set forth under the heading “Executive Compensation—Summary Compensation Table.” All references to share amounts in this section have been restated to reflect the effect of the two-for-one stock split in December 2017.

Director Compensation Table—2017

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	All Other Compensation(3)	Total Compensation
Patrick A. Alias	$—	$523,819	$202,632	$726,451
Eugene Banucci	$41,250	$389,123	$—	$430,373
Theodor Krantz	$52,300	$389,123	$—	$441,423
Jeffrey B. Miller	$46,250	$389,123	$—	$435,373
J. Bruce Robinson(4)	$42,900	$389,123	$—	$432,023
Jerry A. Schneider	$45,700	$389,123	$—	$434,823
Anthony Sun	$43,450	$389,123	$—	$432,573

(1)	In 2017, each Director other than Dr. Shillman and Mr. Willett was granted options to purchase 26,000 shares of our common stock at an exercise price of $38.39 per share on February 21, 2017 (except that Mr. Alias was granted options to purchase 35,000 shares). These options have a ten-year life and began vesting in four equal annual installments on February 21, 2018. Amounts listed in this column represent the aggregate grant date fair value of these options, but disregarding estimated forfeitures for this purpose. The methodology and assumptions used to calculate the grant date fair value are described in Note 14, “Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. See also the information under the heading “Director Compensation—Elements of Director Compensation.”
(2)	Each Director, other than Dr. Shillman and Mr. Willett, had the following unexercised options outstanding at December 31, 2017: Mr. Alias, options to purchase 170,000 shares; Dr. Banucci, options to purchase 66,000 shares; Mr. Krantz, options to purchase 179,000 shares; Mr. Miller, options to purchase 141,500 shares; Mr. Robinson, options to purchase 82,500 shares; Mr. Schneider, options to purchase 56,000 shares; and Mr. Sun, options to purchase 281,000 shares. The Directors listed above did not forfeit any stock option grants in 2017.
(3)	Amounts listed in this column for Mr. Alias include salary of $110,961 and a bonus under our annual bonus program of $90,000, both of which were earned by Mr. Alias during 2017 in his capacity as a non-executive employee of Cognex, and insurance premiums of $1,671, which all Cognex employees are eligible to receive.
(4)	Mr. Robinson resigned from the Board in February 2018. Following his resignation, and as approved by the Compensation/Stock Option Committee, Mr. Robinson will continue to vest in options to purchase 19,500 shares of our common stock held by him as of December 31, 2017 on the existing vesting schedule, in consideration for agreeing to provide certain consulting services to the extent requested by the Board for a period of approximately one year.

Elements of Director Compensation

The following table sets forth the elements of compensation in 2017 for our non-employee directors for their service on our Board of Directors and its committees. Dr. Shillman and Mr. Willett, both of whom are executive officers of Cognex, receive no compensation to serve on our Board, and Mr. Alias, who is a non-executive employee of Cognex, receives no additional cash compensation for his service on the Board.

Type of Fee	Board of Directors	Compensation/Stock Option Committee(1)	Audit Committee(1)	Nominating and Corporate Governance Committee(2)
Annual cash retainer	$11,000	$2,200	$5,000	$550
Meeting fee	$5,500	$—	$1,650	$—
Telephonic meeting fee	$550	$550	$550	$—
Annual Chairman fee	$—	$—	$4,400	$—

(1)	A fee for attending a committee meeting is paid if the meeting is not held in conjunction with a regular Board meeting, or for participation in discussions that are beyond the scope covered by the annual cash retainer.
(2)	An additional fee may be paid to members of this committee from time to time in connection with evaluation of director candidates.

In 2017, each Director (other than Dr. Shillman, Mr. Willett and Mr. Alias) also received their 2017 annual grants of options to purchase 26,000 shares of our common stock at an exercise price of $38.39 per share that began vesting on February 21, 2018. Mr. Alias was granted an option to purchase an additional 9,000 shares (35,000 total shares) as compensation for services performed by him as an employee of Cognex. All of the options described in this paragraph have a ten-year term, vest in four equal annual installments, and have an exercise price equal to the closing price of our common stock as reported by Nasdaq on the date of grant.

COMPENSATION POLICIES AND PROCEDURES

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to continue increasing shareholder value.

In addition to salary, total compensation may include overtime pay, commissions, stock options and potential bonuses depending on the employee’s job and level within Cognex. It also includes benefits consistent with our “Work Hard, Play Hard, Move Fast” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which are given annually to our top performers, and Perseverance Awards, which reward employee longevity, commitment and loyalty. Other benefits available to all employees include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee oversees the compensation program for all Cognex employees. The Committee has discussed the concept of risk as it relates to our compensation program and does not believe that our compensation program is structured to encourage excessive or inappropriate risk taking for the following reasons:

•	Compensation consists of both fixed and variable components. The fixed portion (i.e. base salary) provides a steady income to our employees regardless of the performance of our company or stock price. The variable portion (i.e. annual company bonus, sales commissions and stock option awards) is based upon individual, company and stock price performance. This mix of compensation is designed to motivate our employees, including our named executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•	For the variable portion of compensation, the company bonus is an annual program and is focused on profitability, while the stock option program generally has a four year service-based vesting period and is focused on stock price performance. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other. For example, focusing solely on profitability would be detrimental to our company over the long term, ultimately harming our stock price and the value of stock options.

In addition, we prohibit all hedging transactions involving Cognex stock by our Board of Directors and certain employees who have regular access to material non-public information, including our named executive officers, so that they cannot insulate themselves from the effects of poor stock performance. And, any Cognex employee engaged in short sales of Cognex stock is subject to immediate termination.

•	In order for any employee to be eligible for a company bonus, Cognex must first achieve certain financial goals that are established annually by the Compensation/Stock Option Committee related to our consolidated operating income as a percentage of revenue (we refer to this metric as “operating margin”). We believe that focusing on profitability rather than other measures encourages a balanced approach to performance and emphasizes consistent behavior across the organization.

•	Our annual bonus program is capped for each employee at director level and above, which includes our named executive officers, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its operating margin target.

•	Our annual bonus program has been structured around attaining a certain level of profitability for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

•	The calculation of our operating margin target is defined annually by our Compensation/Stock Option Committee and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers. We have a Code of Business Conduct and Ethics that covers, among other things, accuracy of books and records. And, pre-dating this code is our company’s ten corporate values, which include integrity, that are the basis for ensuring we maintain the highest ethical standards in all that we do.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We maintain a performance-based compensation philosophy. The compensation program for our named executive officers utilizes a combination of base salaries, annual bonuses and stock option awards. We target paying our named executive officers a base salary that is in the mid-range of benchmarks from Radford’s Global Technology Survey, which includes executive compensation levels across a wide spectrum of technology sector companies comparable in revenue size; we establish a potential annual bonus that is market competitive and linked to individual and company performance objectives; and we grant stock options in a manner that aligns the interests of our named executive officers with those of our shareholders.

Total compensation for our named executive officers also includes other benefits that are available to all Cognex employees generally. This includes Perseverance Awards (which reward employee longevity, commitment and loyalty), company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee, which consists entirely of independent directors, reviews and approves all compensation for our named executive officers, using its judgment and experience in determining the mix of compensation. The Committee views salary and bonuses as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards as a reward for increasing shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee also believes that the stock option program is instrumental in our ability to recruit, retain and motivate our high caliber employees.

Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically occurs at the end of the prior fiscal year.

Say-on-Pay Feedback from Shareholders

At our 2017 Annual Meeting of Shareholders, approximately 97% of the votes cast on the say-on-pay proposal were in favor of the approval of the compensation of our named executive officers, with 3% of the votes cast against such proposal. The Compensation/Stock Option Committee believes that this shareholder vote endorses the compensation philosophy of our company, and the Compensation/Stock Option Committee did not make any changes to our executive compensation program for 2017 as a result of the say-on-pay vote by our shareholders. At our 2017 Annual Meeting, a majority of votes were cast in favor of holding annual say-on-pay votes. Based on these results, and consistent with the recommendation of the Board of Directors, we will continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis until the next advisory vote on the frequency of such say-on-pay votes, which we expect will occur at our 2023 Annual Meeting of Shareholders.

2017 Business Results

Cognex reported record financial results for 2017 with the highest revenue, net income and earnings per share from continuing operations in our 37-year history. Revenue was $748 million, a 44% increase over the $520 million reported for the prior year. This was our eighth consecutive year of record revenue from continuing operations, with all geographic regions, all major product categories and a wide range of industries contributing to our growth. We were also highly profitable, reporting an operating margin of 35%, reflecting significant expansion over 31% reported in 2016. Notably, our record-breaking performance was achieved even with a one-time charge of $101 million for U.S. tax on unrepatriated foreign earnings resulting from the Tax Cuts and Jobs Act of 2017.

Our achievements in 2017 reflect the hard work and dedication of our employees, who we refer to as “Cognoids,” around the world and the entrepreneurial spirit that is an integral part of our corporate culture. We believe that our investments in them, including employee stock options, have contributed to our recent success, and that the loyalty of our people, and their unique sense of company pride and ownership, help to fuel our growth.

As we celebrated our success during 2017, we continued to focus on the long term, investing in engineering and in our sales organization, as well as the processes and systems needed to support our business in the coming years. We introduced new products that we expect to extend our leadership in the machine vision market. And, we spent $124 million to repurchase our common stock and paid out $29 million in dividends to shareholders. We were pleased with these achievements in 2017.

Compensation Program Highlights

Our executive compensation program is designed to be largely performance-based with base salary providing a steady income to our employees and the annual company bonus and stock option awards based upon individual, company and stock price performance. In its deliberations of compensation for our named executive officers, the Compensation/Stock Option Committee considers the following:

•	The levels of responsibility associated with each executive’s position;

•	The past performance of the individual executive;

•	The extent to which individual, departmental and company-wide goals have been met;

•	The overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions;

•	The recommendations of our Chief Executive Officer with respect to the salary increases, potential bonuses and stock option grants for those executive officers that report to him; and

•	The outcome of advisory shareholder votes on executive compensation (commonly known as “say-on-pay” proposals).

The Compensation/Stock Option Committee also considers ways to maximize deductibility of executive compensation under U.S. tax laws, while retaining the discretion of the Compensation/Stock Option Committee as is appropriate to compensate executive officers at levels commensurate with their responsibilities and achievements. Beginning in 2018, recently-enacted U.S. tax legislation will impact Cognex’s ability to deduct annual compensation in excess of $1 million for anyone who served as a named executive officer in any year after 2016. The Compensation/Stock Option Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Neither Cognex nor the Compensation/Stock Option Committee typically uses compensation consultants other than independent third-party benchmarking surveys of annual compensation paid by companies in the high-technology industry, such as Radford’s Global Technology Survey described above.

Base Salary

In determining the base salaries paid to our named executive officers for fiscal year 2017, the Compensation/Stock Option Committee considered, in particular, their levels of responsibility, salary increases awarded in the past, and the executive’s experience and potential. The base salary approved for each of our named executive officers for fiscal year 2017 was made based on the following criteria:

•	Radford’s Global Technology Survey of annual compensation paid by companies in the high-technology industry that have between $250 million and $500 million of annual revenue, with our named executive officers’ salaries in 2017 falling below the 50th percentile of their respective positions;

•	The levels of responsibility associated with each executive’s position;

•	The past performance of the individual employee; and

•	The increase in salary levels approved by our Board of Directors in the fourth quarter of 2016 in conjunction with its approval of our annual budget for fiscal year 2017.

During 2017, Mr. Willett’s salary remained consistent with 2016 at $375,000. Mr. Curran received a salary increase of 7% to an annual base salary of $300,000 when he became our Chief Financial Officer. Ms. DiPalma received a salary increase of 10% to an annual base salary of $245,000 in conjunction with her promotion to Senior Vice President of Corporate Employee Services and, in such capacity, as an executive officer. Consistent with prior years, Dr. Shillman elected to forgo his annual salary for 2017 and, as requested by him, we donated this amount to a public charity.

In February 2017, Mr. Morin, our former Executive Vice President of Finance and Administration and Chief Financial Officer, retired after 18 years with our company. The Board of Directors appointed Mr. Curran, then Senior Vice President of Finance of Cognex, as Chief Financial Officer. Following his retirement, Mr. Morin continued with Cognex in a non-executive role as Senior Vice President and Corporate Secretary. Mr. Morin’s salary did not change in 2017 prior to his retirement. Following his retirement, Mr. Morin’s salary was adjusted to a level appropriate for his new responsibilities.

Annual Company Bonuses

The Compensation/Stock Option Committee views annual company bonuses as a way to reward employees for meeting individual and company performance objectives. All Cognex employees, including our named executive officers, are eligible to participate in the performance-based annual company bonus program except for those employees on a sales commission plan. The Compensation/Stock Option Committee approves the annual company bonus plan in conjunction with our Board of Directors’ approval of Cognex’s annual budget, which typically takes place at the end of the prior fiscal year.

The annual company bonus plan is designed to be variable. In order for any employee to be eligible for an annual company bonus, Cognex must first achieve financial goals set forth in the annual budget related to budgeted non-GAAP consolidated operating income as a percentage of revenue (we refer to this metric as “operating margin”). Once the operating margin criterion is met, the amount each employee at director level and above, which includes our named executive officers, receives depends upon the achievement of individual performance goals, which are established annually.

The Compensation/Stock Option Committee determined that operating margin is an appropriate metric for our bonus plan because the Committee believes employee performance is integral in achieving desired levels of company profitability. Non-GAAP operating income as used in the calculation of operating margin for purposes of our bonus program is calculated by adjusting our operating income as determined in accordance with generally accepted accounting principles (GAAP) for certain items including expense related to stock options and other equity-based awards and foreign currency gains or losses.

In order for any cash bonus to be paid to an employee, a minimum level of operating margin for the company must be achieved. Once the minimum level has been achieved, each employee’s eligible bonus is calculated as follows:

•	If the actual operating margin is above the minimum level but below the operating margin target in the annual budget, each employee is eligible to receive a pro-rata portion of his or her target bonus;

•	If the actual operating margin is equal to the operating margin target in the annual budget, each employee is eligible to receive 100% of his or her target bonus; and

•	If the actual operating margin is above the operating margin target in the annual budget, all “exempt” employees are eligible to receive an additional amount depending upon his or her grade level up to a maximum level approved by the Compensation/Stock Option Committee. The payout is scaled in such a way that this additional amount is funded by a portion of the incremental operating income above Cognex’s operating margin target. (“Exempt” employees are those employees who receive an annual salary and are exempt from certain wage and hour laws.)

The Compensation/Stock Option Committee approves the target bonus for each employee at the vice president level and above, which includes our named executive officers, and the amount by which each individual can participate in any increase due to company performance in excess of the operating margin target. The target bonus amount is based upon a percentage of base salary with the percentage based upon the individual’s level of responsibility. Individual performance goals are established annually and generally relate to near-term strategic, financial and operational performance that supports the company’s business objectives. A weighting is assigned to each individual performance goal. For fiscal year 2017:

•	The target bonus for Dr. Robert J. Shillman, our Executive Chairman, was $100,000, with the opportunity to earn 0-250% of this amount based on company performance and the achievement of individual performance goals;

•	The target bonus for Robert J. Willett, our President and Chief Executive Officer, was $243,750, with the opportunity to earn 0-325% of this amount based on company performance and the achievement of individual performance goals;

•	The target bonus for John J. Curran, our Senior Vice President, Chief Financial Officer and Treasurer, was $150,000, with the opportunity to earn 0-200% of this amount based on company performance and the achievement of individual performance goals; and

•	The target bonus for Sheila M. DiPalma, our Senior Vice President of Corporate Employee Services, was $88,800, with the opportunity to earn 0-175% of this amount based on company performance and the achievement of individual performance goals.

Mr. Morin was not eligible to participate in our 2017 bonus program following his retirement. The Compensation/Stock Option Committee believes that the payment of an annual company bonus based upon the achievement of company and individual performance goals is an appropriate way to reward our named executive officers for meeting performance objectives while also achieving desired levels of company profitability.

For 2017, the operating margin target was consistent with our long-term financial model of 30% of revenue or greater. The actual consolidated operating margin achieved was 38.7%, which was above the target. As a result, each of our named executive officers was eligible to receive 100% of the individual’s bonus target plus an additional amount depending upon his level of responsibility and up to a maximum approved by the Compensation/Stock Option Committee. The annual bonuses for 2017 for our named executive officers are listed under the heading “Executive Compensation—Summary Compensation Table” and will be paid in the first quarter of 2018. Consistent with prior years, Dr. Shillman elected to forgo his 2017 bonus, and, as requested by him, we will donate this amount to a public charity.

Stock Option Awards

Cognex’s stock option program is intended to reward the majority of our eligible exempt employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee believes that the stock option program is instrumental in our ability to recruit, retain and motivate our high caliber employees.

The Compensation/Stock Option Committee approves the options granted to our named executive officers on an individual basis. Our Chief Executive Officer has been delegated the authority to approve stock options and other equity-based awards to our non-executive employees not to exceed 80,000 shares to any one individual in the aggregate per calendar year.

Each year, the Compensation/Stock Option Committee determines the stock options to be granted to current employees in the form of annual grants by considering, among other factors, the impact of the options on shareholder dilution. We have always been, and will continue to be, sensitive to shareholders’ concerns about the increase in the number of outstanding shares caused by new option grants. In that regard, we have reduced our net yearly option grants over the past ten years from 3.3% of average outstanding shares in fiscal 2007 to 2.5% of average outstanding shares in fiscal 2017. We have also reduced share dilution by repurchasing Cognex stock on the open market during that period. As a result, the number of outstanding shares has decreased by 2% from January 1, 2007 to December 31, 2017 (disregarding the impact of stock splits effected through the issuance of stock dividends). We intend to continue to actively manage our use of shares each year.

Messrs. Willett, Curran and Morin and Ms. DiPalma participated in our annual stock option grants, which were completed in the first quarter of the year. Their annual option grants were consistent with the vesting schedules and expiration dates of the majority of grants made to our other employees. Dr. Shillman declined to accept an annual option award when offered by the Compensation/Stock Option Committee as he feels that he has been adequately rewarded in the past and would prefer that any options that would be granted to him be available for granting to other employees.

In addition to annual grants, the Compensation/Stock Option Committee also granted options to Mr. Curran and Ms. DiPalma in conjunction with their promotions during 2017. In that regard, Mr. Curran was granted options to purchase 150,000 shares of our common stock, which consist of two grants as follows: 1) an option to purchase 50,000 shares which vests in four equal annual installments commencing on November 2, 2018; and 2) an option to purchase 100,000 shares which vests in one installment on November 2, 2022. Ms. DiPalma was granted options to purchase 100,000 shares of our common stock, also consisting of two grants as follows: 1) an option to purchase 60,000 shares which vests in four equal annual installments commencing on November 1, 2018; and 2) an option to purchase 40,000 shares which vests in one installment on November 1, 2022.

In each case, these option grants are subject to Mr. Curran’s and Ms. DiPalma’s continued employment with Cognex. In determining the number of option shares and vesting schedules, the Compensation/Stock Option Committee considered various criteria including: the Radford Executive Compensation Report’s benchmarking survey referred to above; and the named executive officer’s level of responsibility, experience and potential. The Compensation/Stock Option Committee utilized a mix of compensation in order to provide each named executive officer with greater incentive to increase shareholder value and improve corporate performance over the long term.

Our policy is to grant stock options on certain fixed dates. The annual grants are predetermined to occur each year on the fourth Monday in January of such year. The options for employees hired or promoted during a month are granted on the last Monday of that month. If any such Monday falls within a designated quiet period, then the grants will instead be made on the first Monday following the completion of the quiet period. If Nasdaq is closed on the appropriate Monday as described above, then the grants will instead be made on the next day that Nasdaq is open for trading. The Compensation/Stock Option Committee retains the discretion to grant options at such other times as it may otherwise deem appropriate. The exercise price for all stock options granted equals the closing price of our common stock on Nasdaq on the date of grant.

The Compensation/Stock Option Committee believes that the primary purpose of stock option awards is to align employee interests with the interests of our shareholders, and to provide our employees, including our named executive officers, with incentives to increase shareholder value over time. Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in our company. We believe it is appropriate for our Directors and named executive officers to share in this realization of shareholder value.

Accordingly, all stock option agreements covering the unvested options held by our non-employee Directors, Dr. Shillman, and Messrs. Alias, Curran and Morin, and the November 2017 options held by Ms. DiPalma, provide for such options to vest immediately upon a “change of control” of Cognex. All options held by Mr. Willett, except for his November 2014 option grants, are subject to immediate vesting if there is both a “change in control” of Cognex and his employment is involuntarily terminated within twelve months following such transaction. With respect to Mr. Willett’s November 2014 option grants, (a) there is no acceleration of vesting in connection with a change of control with respect to the grant of stock options to purchase 480,000 shares which vest in four equal annual installments, and (b) the grants of options to purchase 800,000 shares subject to cliff vesting will become fully vested if the two conditions above are satisfied, but only to the extent that such options would have otherwise vested within two years from the date of termination of his employment. In providing for the immediate vesting of options held by Mr. Curran and Ms. DiPalma, the Compensation/Stock Option Committee noted that, given their roles with Cognex, it was unlikely that their employment with Cognex would be continued following a change of control transaction.

We do not have a stock ownership policy for our named executive officers or members of our Board of Directors.

COMPENSATION/STOCK OPTION COMMITTEE REPORT

The Compensation/Stock Option Committee administers the compensation program for Cognex’s executive officers. The Compensation/Stock Option Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation/Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation/Stock Option Committee.

COMPENSATION/STOCK OPTION COMMITTEE

Anthony Sun, Chairman

Theodor Krantz

EXECUTIVE OFFICERS

Our executive officers as of December 31, 2017 included Dr. Robert J. Shillman, Robert J. Willett, John J. Curran and Sheila M. DiPalma. Biographical information regarding Dr. Shillman and Mr. Willett is provided in Proposal 1: Election of Directors under the heading “Information Regarding Directors.”

Mr. Curran oversees our Finance, Treasury, Tax, Investor Relations, Legal, and Information Technology departments. He joined Cognex in 2016 after 21 years at EMC Corporation, where he most recently served as Senior Vice President and Corporate Controller. While at EMC, Mr. Curran also held leadership positions in corporate and international finance, and served as Interim CFO for Pivotal, Inc., a $200M subsidiary of EMC focusing on cutting-edge software development methodologies, a modern cloud platform and analytics tools. He also led the implementation of EMC’s global ERP system, which delivered improved visibility into global operations and established an IT foundation for future growth. Mr. Curran holds a Bachelor of Science degree in Accounting and a Master of Business Administration from Babson College.

Ms. DiPalma joined Cognex in 1992 as Senior Reporting Accountant. She served for more than 20 years in a series of increasingly responsible roles in the Finance Department, including six years as Cognex Treasurer, before transitioning to Corporate Employee Services in 2016. Ms. DiPalma was promoted to Senior Vice President of Corporate Employee Services and became an executive officer in 2017. Prior to joining Cognex, Ms. DiPalma was a member of the audit firm PricewaterhouseCoopers. She holds a Bachelor of Science degree in Accounting from Boston College, a Master of Science degree in Taxation from Bentley College, and is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Summary Compensation Table—2017

The following table sets forth the total compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, our former Chief Financial Officer, and our other executive officers in fiscal years 2015, 2016 and 2017 (who we refer to collectively as the “named executive officers”).

Name and Principal Position	Year	Salary(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation(1)	All Other Compensation(3)	Total Compensation
Robert J. Shillman	2017	(4)	$—	(5)	(4)	$15,687	$465,687	(4)
Chairman of the Board and Chief Culture Officer	2016	(4)	$—	(5)	(4)	$16,269	$418,919	(4)
	2015	(4)	$—	(5)	(4)	$15,077	$282,517	(4)

Robert J. Willett	2017	$375,500	$2,693,925		$788,259	$8,893	$3,866,577
President and Chief Executive Officer	2016	$376,442	$1,117,125		$564,415	$8,743	$2,066,725
	2015	$377,942	$—	(6)	$156,556	$10,243	$544,741

John J. Curran(7)	2017	$297,933	$3,319,875		$236,250	$9,342	$3,863,400
Senior Vice President, Chief Financial Officer and Treasurer

Richard A. Morin(8)	2017	$139,342	$389,122		(9)	$9,812	$538,276
Former Executive Vice President and Chief Financial Officer	2016	$301,154	$263,298		$297,000	$14,808	$876,260
	2015	$300,731	$461,275		$123,750	$8,166	$893,922

Sheila M. DiPalma(10)	2017	$225,269	$3,151,553		$154,487	$9,180	$3,540,489
Senior Vice President of Corporate Employee Services

(1)	Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years.
(2)	Represents the aggregate grant date fair value of options granted to each named executive officer in each year presented but disregarding estimated forfeitures for this purpose. The methodology and assumptions used to calculate the grant date fair value are described in Note 14, “Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. No stock option grants to a named executive officer were forfeited in 2015, 2016 or 2017.
(3)	No amounts listed in this column for each year presented individually equal or exceed $10,000.
(4)	Dr. Shillman elected to forgo his base salary of $200,000 in 2015, 2016 and 2017, and his annual company bonus of $67,440, $202,650 and $250,000 in 2015, 2016 and 2017, respectively. As requested by him, we have or will donate these amounts to a public charity. Notwithstanding the foregoing, these amounts are included in the amount shown in the “Total Compensation” column.
(5)	Dr. Shillman declined to accept annual option awards for 2015, 2016 and 2017 when offered by the Compensation/Stock Option Committee as he feels that he has been adequately rewarded in the past and would prefer that any options that would be granted to him be available for granting to other employees.
(6)	During 2014, Mr. Willett was awarded his annual option grant plus three additional option grants with extended vesting periods in order to provide him with greater incentive to increase shareholder value and improve corporate performance over the long term. As a result, Mr. Willett was not eligible to participate in our 2015 annual option grants.
(7)	Mr. Curran became Chief Financial Officer of Cognex effective February 17, 2017.
(8)	Mr. Morin retired from his roles as Executive Vice President of Finance and Administration and Chief Financial Officer effective February 17, 2017. Following his retirement, Mr. Morin continued with Cognex in a non-executive role.
(9)	Mr. Morin was not eligible to participate in our 2017 bonus program following his retirement.
(10)	Ms. DiPalma was promoted to Senior Vice President of Corporate Employee Services and an executive officer of Cognex on October 30, 2017.

Grants of Plan-Based Awards Table—2017

The following table sets forth information regarding non-equity incentive plans and option grants to our named executive officers in fiscal year 2017. All references to share amounts in the tables and narrative below have been restated to reflect the effect of the two-for-one stock split in December 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards (Per Share)	Grant Date Fair Value of Option Awards(2)
Name	Grant Date	Thresh- old	Target	Maxi- mum
Robert J. Shillman	—	$0	$100,000	$250,000	—		—	—
Robert J. Willett	—	$0	$243,750	$792,188	—		—	—
	2/21/2017				180,000	(3)	$38.39	$2,693,925
John J. Curran	—	$0	$150,000	$300,000	—		—	—
	2/21/2017				50,000	(3)	$38.39	$727,375
	2/21/2017				50,000	(4)	$38.39	787,000
	2/21/2017				100,000	(5)	$38.39	1,805,500
Richard A. Morin	2/21/2017				26,000	(3)	$38.39	$389,122
Sheila M. DiPalma	—	$0	$88,800	$155,400	—		—	—
	2/21/2017				50,000	(3)	$38.39	$748,313
	11/1/2017				60,000	(6)	$62.48	1,370,040
	11/1/2017				40,000	(7)	$62.48	1,033,200

(1)	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, that are payable under Cognex’s annual company bonus program as described under the heading “Compensation Discussion and Analysis.” The actual payout with respect to 2017 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”
(2)	The methodology and assumptions used to calculate the grant date fair value of the options granted to each named executive officer in 2017 are described in Note 14, “Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.
(3)	This stock option grant has a ten-year term and became exercisable in four equal annual installments on February 21, 2018.
(4)	This stock option grant has a ten-year term and becomes exercisable in four annual installments on November 2, 2018.
(5)	This stock option grant has a ten-year term and becomes exercisable in one installment on November 2, 2022.
(6)	This stock option grant has a ten-year term and becomes exercisable in four annual installments on November 1, 2018.
(7)	This stock option grant has a ten-year term and becomes exercisable in one installment on November 1, 2022.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and stock option awards as well as other benefits which are also available to all Cognex employees generally. These benefits include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, tuition reimbursement, and benefits consistent with our “Work Hard, Play Hard, Move Fast” culture such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described under the heading “Compensation Discussion and Analysis.”

During 2017, Mr. Willett’s salary remained consistent with 2016 at $375,000. Mr. Curran received a salary increase of 7% when he became our Chief Financial Officer. Ms. DiPalma received a salary increase of 10% in conjunction with her promotion to Senior Vice President of Corporate Employee Services and, in such capacity, as an executive officer. Consistent with prior years, Dr. Shillman elected to forgo his annual salary for 2017 and, as requested by him, we donated this amount to a public charity. Mr. Morin’s salary did not change in 2017 prior to his retirement. Following his retirement, Mr. Morin’s salary was adjusted to a level appropriate for his new responsibilities.

Cognex provides each named executive officer with the opportunity to earn a cash bonus pursuant to a performance-based annual company bonus program that is based first on the achievement of the consolidated financial goal set forth in Cognex’s annual budget related to non-GAAP operating income as a percentage of revenue (we refer to this metric as “operating margin”), and then on the achievement of individual performance goals, which are also established annually. The Compensation/Stock Option Committee approves the target bonus for each named executive officer. For 2017, the target bonus for Dr. Shillman was $100,000, with the opportunity to earn 0-250% of this amount; the target bonus for Mr. Willett was $243,750, with the opportunity to earn 0-325% of this amount; the target bonus for Mr. Curran was $150,000, with the opportunity to earn 0-200% of this amount; and the target bonus for Ms. DiPalma was $88,800, with the opportunity to earn 0-175% of this amount. Mr. Morin was not eligible to participate in our 2017 bonus program following his retirement.

Cognex’s actual consolidated operating margin for 2017 was 38.7%, which was above the target. As a result, each of our named executive officers was eligible to receive 100% of the individual’s bonus target plus an additional amount depending upon his level of responsibility and up to a maximum approved by the Compensation/Stock Option Committee. Dr. Shillman achieved 100% of his individual performance goals, Mr. Willett achieved 100% of his individual performance goals, Mr. Curran achieved 90% of his individual performance goals, and Ms. DiPalma achieved 99% of her individual performance goals.

During 2017, Messrs. Willett, Curran and Morin and Ms. DiPalma participated in our annual stock option grants, which were completed in the first quarter of the year. Their annual option grants were consistent with the vesting schedules and expiration dates of the majority of grants made to our other employees. Dr. Shillman declined to accept an annual option award when offered by the Compensation/Stock Option Committee as he feels that he has been adequately rewarded in the past and would prefer that any options that would be granted to him be available for granting to other employees. Mr. Curran and Ms. DiPalma were each awarded two additional option grants in conjunction with their promotions during the year. A total of 4,131,200 options were granted to Cognex employees in fiscal year 2017.

Table of Outstanding Equity Awards at Fiscal Year-End—2017

The following table sets forth the number of options to purchase shares of our common stock held by our named executive officers at December 31, 2017 (Dr. Shillman is not listed because he did not hold any unexercised options on that date).

Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Foot Note
Robert J. Willett	135,000	45,000	$19.66	2/18/2024	1
	360,000	120,000	$20.20	11/3/2024	2
	—	400,000	$20.20	11/3/2024	3
	—	400,000	$20.20	11/3/2024	4
	45,000	135,000	$16.72	2/12/2026	5
		180,000	$38.39	2/21/2027	6
John J. Curran	—	37,500	$24.86	11/2/2026	7
	—	50,000	$24.86	11/2/2026	8
	—	100,000	$24.86	11/2/2026	9
	—	37,500	$38.39	2/21/2027	7
	—	50,000	$38.39	2/21/2027	8
	—	100,000	$38.39	2/21/2027	9
Richard A. Morin	—	13,000	$20.65	2/17/2025	10
	—	19,500	$16.72	2/12/2026	11
	—	26,000	$38.39	2/21/2027	6
Sheila M. DiPalma	8,500	—	$10.53	2/13/2023	12
	—	7,500	$19.66	2/18/2024	1
	—	7,500	$16.99	5/2/2024	13
	—	17,000	$20.63	2/17/2025	14
	—	30,000	$16.72	2/12/2026	5
	—	15,000	$20.12	5/4/2026	15
	—	50,000	$38.39	2/21/2027	6
	—	60,000	$62.48	11/1/2027	16
	—	40,000	$62.48	11/1/2027	17

(1)	This option became exercisable in four equal annual installments on February 18, 2015.
(2)	This option became exercisable in four equal annual installments on November 3, 2015.
(3)	This option becomes exercisable in one installment on November 3, 2019.
(4)	This option becomes exercisable in one installment on November 3, 2020.
(5)	This option became exercisable in four equal annual installments on February 12, 2017.
(6)	This option became exercisable in four equal annual installments on February 21, 2018.
(7)	This option became exercisable in four equal annual installments on November 2, 2017.
(8)	This option becomes exercisable in four equal annual installments on November 2, 2018.
(9)	This option becomes exercisable in one installment on November 2, 2022.
(10)	This option became exercisable in four annual installments as follows: 27,000 shares on February 17, 2016; 27,000 shares on February 27, 2017; and 6,500 shares on each February 17th of the subsequent two years.
(11)	This option became exercisable in four annual installments as follows: 25,000 shares on February 12, 2017 and 6,500 shares on each February 12th of the subsequent three years.

(12)	This option became exercisable in four equal annual installments on February 13, 2014.
(13)	This option became exercisable in four equal annual installments on May 2, 2015.
(14)	This option became exercisable in four equal annual installments on February 17, 2016.
(15)	This option became exercisable in four equal annual installments on May 4, 2017.
(16)	This option becomes exercisable in four equal annual installments on November 1, 2018.
(17)	This option becomes exercisable in one installment on November 1, 2022.

Option Exercises and Stock Vested Table—2017

The following table sets forth the amounts realized in fiscal year 2017 by our named executive officers as a result of option exercises.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Robert J. Shillman	—	$—
Robert J. Willett	800,000	$33,883,153
John J. Curran	25,000	$866,903
Richard A. Morin	137,000	$3,001,005
Sheila M. DiPalma	62,000	$1,492,616

(1)	The value realized on exercise represents the difference between the exercise price of the stock option and the closing price of our common stock on Nasdaq upon exercise of the stock option, multiplied by the number of shares underlying the option exercised.

EMPLOYMENT AGREEMENT WITH ROBERT J. WILLETT

We entered into an employment agreement with Mr. Willett in June 2008 when he joined our company as Executive Vice President and President of the Modular Vision Systems Division which entitles him to receive benefits that are available to all Cognex employees generally.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

All stock option agreements covering the unvested options held by our non-employee Directors, Dr. Shillman, and Messrs. Alias, Curran and Morin, and the November 2017 options held by Ms. DiPalma, provide for such options to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction.

All stock option agreements covering unvested options held by Mr. Willett, except for his November 2014 option grants, provide for any unvested options held by him to become fully vested if the following two conditions are met: 1) there is a “change in control” of Cognex (as defined above) and 2) his employment is involuntarily terminated within twelve months following such transaction. Mr. Willett’s employment will be considered to be involuntarily terminated if Cognex terminates his employment without “cause” or he resigns his employment for “good reason”. “Cause” means his willful and continued failure to perform substantially his duties with Cognex (other than any failure resulting from incapacity due to physical or mental illness), or his willful engagement in illegal conduct or gross misconduct which is materially injurious to Cognex. “Good reason” means a material diminution in his duties or responsibilities (excluding for this purpose any diminution related solely to Cognex ceasing to be a public reporting company), or the requirement to be based at any office or location that is more than 50 miles from his current office.

With respect to Mr. Willett’s November 2014 option grants, (a) there is no acceleration of vesting in connection with a change of control with respect to the grant of stock options to purchase 480,000 shares which vest in four equal annual installments, and (b) the grants of options to purchase 800,000 shares subject to cliff vesting will become fully vested if the two conditions above are satisfied, but only to the extent that such options would have otherwise vested within two years from the date of termination of his employment.

The following table indicates the amount of unvested shares held by each named executive officer that would have become fully exercisable assuming that with respect to Dr. Shillman’s, Messrs. Morin’s and Curran’s and Ms. DiPalma’s option grants, a change of control of Cognex occurred at December 31, 2017, and with respect to the options granted to Mr. Willett, the termination of his employment occurred in the circumstances described above at December 31, 2017 following a change of control. These amounts are estimates only and do not necessarily reflect the actual number of shares that would accelerate or their value, which would only be known at the time that the individual becomes entitled to the accelerated vesting of his or her options.

Name	Number of Option Shares That Would Have Accelerated Vesting	Value of Option Shares That Would Have Accelerated Vesting(1)
Robert J. Shillman	—	$—
Robert J. Willett	760,000	$28,349,725
John J. Curran	375,000	$11,075,625
Richard A. Morin	58,500	$1,985,555
Sheila M. DiPalma	100,000	$—

(1)	Amounts shown in this column are based on the positive difference, if any, between the closing price of our common stock on Nasdaq on December 29, 2017 ($61.16) and the exercise prices for such options.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Robert J. Willett, our President and Chief Executive Officer. For 2017, our last completed fiscal year:

•	The median of the annual total compensation of all employees of our company (other than our Chief Executive Officer) was $83,500; and

•	The annual total compensation of our Chief Executive Officer, as reported in the Summary Compensation Table included elsewhere in this proxy statement, was $3,866,577.

Based on this information, for 2017 the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all employees was approximately 46 to 1.

We believe our CEO Pay Ratio for 2017 demonstrates our pay-for-performance philosophy. Our compensation program consists of both fixed and variable components, and is designed to motivate all employees to produce superior short- and long-term corporate performance. The ratio of our CEO’s salary to the salary of our median employee was approximately 5 to 1 because the fixed portion of our CEO’s compensation was set below the 50th percentile of his position per the Radford’s Global Technology Survey. Given our CEO’s level of responsibility, experience and potential, the Compensation/Stock Option Committee awards him a mix of compensation with a higher variable component (i.e. annual company bonus and stock option awards) that is based upon individual, company and stock price performance. As a result, a substantial percentage of our CEO’s total compensation is at risk every year, providing him with greater incentive to increase shareholder value and improve corporate performance over the long term.

To identify the median of the annual total compensation of all our employees, we took the following steps:

•	We selected October 2, 2017 (the first business day in October of that year), which is within the last three months of 2017, as the date upon which we would identify the median employee to allow sufficient time to identify the median employee given the global scope of our operations.

•	We determined that, as of October 2, 2017, our employee population consisted of approximately 1,680 individuals working for Cognex and its consolidated subsidiaries, with approximately 45% of these individuals located in the United States, 30% in Asia and 25% in Europe. This population consisted of our full-time, part-time and temporary employees. We do not have seasonal employees.

•	To identify the median employee from our employee population, we examined the annual base salary, annual bonus target and annual sales commissions for 2017 for all full-time, part-time and temporary employees employed by Cognex and its consolidated subsidiaries at the start of business on October 2, 2017. We believe these pay elements are appropriate because it was impractical to gather actual data from multiple payroll systems utilized to pay our worldwide workforce, and the actual achievement of the variable portion of compensation can vary widely from year to year.

•	We annualized compensation for any permanent employees that were only employed for part of 2017.

•	No adjustments were made for cost-of-living differences.

•	A U.S. dollar exchange rate as of September 30, 2017 was applied to compensation reported in a foreign currency.

All employees except for our CEO were ranked from lowest to highest with the median determined from this list.

Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $83,500. With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our Summary Compensation Table included in this proxy statement under the heading “Executive Compensation”.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

PROPOSAL 2: AMENDMENT TO OUR ARTICLES OF ORGANIZATION TO INCREASE

NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Under Massachusetts law, we may only issue shares of common stock to the extent such shares have been authorized for issuance under our Articles of Organization. Our Articles of Organization currently authorize the issuance of up to 200,000,000 shares of common stock. In order to ensure sufficient shares of common stock will be available for issuance by Cognex, our Board of Directors has approved, subject to shareholder approval, an amendment to our Articles of Organization to increase the number of shares of such common stock authorized for issuance from 200,000,000 to 300,000,000 shares.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO AMEND OUR ARTICLES OF ORGANIZATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THAT WE HAVE THE AUTHORITY TO ISSUE FROM 200,000,000 TO 300,000,000 SHARES.

Description and Effect of Proposed Amendment

If approved by shareholders, the amendment will authorize Cognex to issue an additional 100,000,000 shares of our common stock, par value $.002 per share, without further action by shareholders unless required by law or Nasdaq rules or the rules of any other stock exchange on which the stock is then listed. Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized common stock. Adoption of the proposed amendment to our Articles of Organization will not affect the rights of the holders of currently outstanding common stock of Cognex nor will it change the par value of the common stock.

To the extent that additional authorized shares are issued in the future, however, they may decrease the existing shareholders’ percentage equity ownership and, depending on the price at which they are issued, could be dilutive to the existing shareholders. The holders of our common stock do not have preemptive rights. This means that shareholders do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership interest.

The proposed amendment to increase the authorized number of shares of common stock could, under certain circumstances, have an anti-takeover effect or delay or prevent a change in control of Cognex by providing Cognex with the capability to engage in actions that would be dilutive to a potential acquirer, to pursue alternative transactions, or to otherwise increase the potential cost to acquire control of Cognex. Although the proposed amendment has been prompted by business and financial considerations, it may have the effect of discouraging unsolicited takeover attempts.

Reasons for the Recommendation

On October 30, 2017, we announced that our Board of Directors approved a two-for-one stock split of the company’s common stock, payable in the form of a stock dividend. The stock dividend was paid on December 1, 2017, significantly reducing the number of authorized and unissued shares of our common stock.

Our Board believes that the authorized number of shares of our common stock should be increased to provide sufficient shares to raise additional capital through the sale of equity securities, to acquire another company or its assets, to provide equity incentives to employees, officers and directors, for stock splits and dividends, and for other corporate purposes. Our authorized common stock currently consists of 200,000,000 shares, par value $.002 per share, of which, as of March 2, 2018, 172,858,091 shares were outstanding, 14,313,971 shares were subject to outstanding stock options, and 10,150,002 shares remained available for grant pursuant to our stock incentive plans. Accordingly, we currently have only approximately 2,677,936 shares of common stock available for future issuance.

We currently have no specific plans, arrangements or understandings to issue additional shares of our common stock, except for issuances under our stock incentive plans (including as discussed in Proposal 3). However, our Board of Directors considers the authorization of additional shares of common stock advisable to ensure the availability of shares for issuance to take timely advantage of market conditions and/or the availability of opportunities without delay. The proposed increase in authorized common stock would provide our Board of Directors with greater flexibility to implement corporate actions in the future.

Appraisal Rights

Under Massachusetts law, dissenting shareholders are not entitled to appraisal rights with respect to this proposed amendment to our Articles of Organization.

Effectiveness of Amendment

If approved, the amendment to our Articles of Organization will become effective upon the filing of Articles of Amendment to the Articles of Organization with the Secretary of the Commonwealth of Massachusetts. We would make that filing promptly after the Annual Meeting if this proposal is approved.

PROPOSAL 3: APPROVAL OF THE AMENDMENT AND RESTATEMENT

OF THE COGNEX CORPORATION 2001 GENERAL STOCK OPTION PLAN

There will be presented at the meeting a proposal to approve the amendment and restatement of Cognex’s 2001 General Stock Option Plan (the “2001 Plan”), which was adopted by our Board of Directors on February 10, 2018. Approval of this proposal requires a majority of the votes cast, following determination of a quorum. All references to share amounts in the tables and narrative below have been restated to reflect the effect of the two-for-one stock split in December 2017.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF THE COGNEX CORPORATION 2001 GENERAL STOCK OPTION PLAN.

Proposal

On February 10, 2018, our Board of Directors amended and restated the 2001 Plan, subject to the approval of our shareholders. Among other changes, the 2001 Plan, as amended and restated, will reserve an additional 10,000,000 shares to be granted under the 2001 Plan. The 2001 Plan is used to grant stock option awards to employees who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), not subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and not ten percent shareholders of our company, as selected from time to time by the Compensation/Stock Option Committee in its discretion.

Since the founding of Cognex in 1981, stock options have played a crucial role in our ability to recruit, retain and motivate key employees. While we seek to hire only the best employees, our compensation philosophy is to set salaries at the 50th percentile level. These relatively low salary levels keep fixed employee expenses low each year and, at the same time, they allow our company to build its cash reserve. We can continue this successful compensation strategy only if we can continue to grant meaningful stock options. Without that ability, we would either lose key employees, or, alternatively, we may be able to keep them only by raising their salaries substantially.

We believe that the 2001 Plan is critical to our ongoing effort to build shareholder value. In 2017, our revenue grew by 44% over the prior year. To help support this growth our headcount increased from 1,421 employees as of December 31, 2016 to 1,771 employees as of December 31, 2017. To support our growth and execute on our operating plans and strategic initiatives, we must effectively attract, retain and motivate skilled employees. We believe that providing employees with a direct stake in Cognex assures a closer identification of their interests with those of our company and its shareholders, thereby stimulating the efforts of our employees on our behalf and strengthening their desire to remain with Cognex.

Our Board of Directors and executive officers have always been, and will continue to be, sensitive to shareholders’ concerns about the increase in the number of outstanding shares caused by new option grants. During the past ten years, we have reduced our net yearly option grants from 3% of average outstanding shares in fiscal 2007 to 2% of average outstanding shares in fiscal 2017. During this period, our employee headcount more than doubled. We intend to continue to actively manage our use of shares each year.

We have also reduced share dilution by repurchasing Cognex stock on the open market. During the period of 2007 to 2017, we repurchased a total of 42,780,000 shares of Cognex common stock. As a result, the number of outstanding shares has decreased by 2% from January 1, 2007 to December 31, 2017. The shares that we repurchase on the open market are not returned to the reserved pool under the 2001 Plan.

We urge you to allow Cognex to continue its successful compensation strategy by voting “FOR” the approval of the 2001 Plan.

Summary of Material Features

The material features of the 2001 Plan are:

•	The maximum number of shares of common stock to be issued under the 2001 Plan is increased by 10,000,000 shares of common stock (from 28,440,000 shares to 38,440,000 shares);

•	The award of stock options (including both incentive and non-qualified options) is permitted;

•	Shares tendered or held back for taxes will not be added back to the reserved pool under the 2001 Plan. Additionally, shares reacquired by the Company on the open market or otherwise using cash proceeds of option exercises will not be added to the reserved pool;

•	Options will generally be subject to a minimum vesting period of one year;

•	No dividends shall be paid with respect to any unexercised options, whether vested or unvested;

•	No option will have a term in excess of ten years;

•	No option repricing is permitted, including through cancellation and re-grants or cancellation of options in exchange for cash; and

•	The term of the 2001 Plan will expire on February 10, 2028.

Based solely on the closing price of our common stock as reported by Nasdaq on March 2, 2018, the maximum aggregate market value of the 10,000,000 shares of common stock proposed to be added to the 2001 Plan is approximately $530,000,000. The shares issued by us under the 2001 Plan will be authorized but unissued shares. The shares underlying any awards that are forfeited, canceled, expire, are reacquired by us prior to vesting, or are otherwise terminated (other than by exercise) under the 2001 Plan are added back to the shares available for issuance under the 2001 Plan.

Rationale for Share Increase

The 2001 Plan is critical to our ongoing effort to build shareholder value. Our overall equity incentive program is broad-based and equity incentive awards are also an important component of our employees’ compensation. Our Compensation/Stock Option Committee and Board believe we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success.

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Compensation/Stock Option Committee carefully monitors our annual net burn rate, total dilution, and equity expense by granting only the appropriate number of equity incentive awards that it believes are necessary to attract, reward and retain employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. By doing so, we link employee interests with shareholder interests throughout the organization and motivate our employees to act as owners of the business.

The 2001 Plan had 7,110,000 shares of common stock reserved for issuance (which number became 28,440,000 shares as a result of our 2-for-1 stock splits in September 2013 and December 2017). We are requesting the increase of this share amount by 10,000,000 shares. As of March 2, 2018, there were 4,497,562 shares available for future grant under the 2001 Plan. In addition, we have 13,200,000 shares authorized for issuance under our 2007 Stock Option and Incentive Plan (the “2007 Plan”), of which 5,652,440 shares were available for grant as of March 2, 2018. Although all directors, officers, employees and other key persons of Cognex and its subsidiaries are eligible to receive grants under the 2007 Plan, the 2007 Plan has been used primarily to grant equity awards to our directors and officers who are not eligible to participate in the 2001 Plan.

Burn Rate

The following table sets forth information regarding historical awards granted and earned for the 2015 through 2017 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted-average common shares outstanding for that year, for each of the last three fiscal years:

	2017	2016	2015
Total stock options granted	4,293,000	3,860,000	3,038,000
Weighted average common shares outstanding during the fiscal year	173,287,000	170,676,000	172,592,000
Annual Burn Rate	2.5%	2.3%	1.8%
Three-Year Average Burn Rate		2.2%

Our three-year average burn rate for the 2015-2017 period was 2.2%, which is below the ISS burn rate benchmark of 6.16% for Russell 3000 (excluding S&P 500) companies in the technology industry.

If our request to increase the share reserve of the 2001 Plan by an additional 10,000,000 shares is approved by shareholders, we will have approximately 20,150,002 total shares available for grant after the Annual Meeting, which is based on 4,497,562 shares available for grant under the 2001 Plan at March 2, 2018, 5,652,440 shares available for grant under the 2007 Plan at March 2, 2018, and the 10,000,000 shares subject to this proposal. Our Compensation/Stock Option Committee determined the size of the requested share increase based on projected equity awards to non-officer employees and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by shareholders, it will be sufficient to provide equity incentives to attract, retain and motivate non-officer employees under the 2001 Plan through 2022.

Summary of the 2001 Plan

The following description of certain features of the 2001 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2001 Plan, as amended and restated, that is attached to this proxy statement as Appendix A.

Plan Administration. The 2001 Plan may be administered by the full Board or a committee consisting of two or more members of the Board, and it is currently administered by the Compensation/Stock Option Committee. Subject to the terms of the Plan, the Compensation/Stock Option Committee may determine the employees of Cognex and its subsidiaries (from among the class of eligible employees) to whom options may be granted, determine the time or times at which options may be granted, determine the option price of shares subject to each option, determine the time or times when each option shall become exercisable and the duration of the exercise period, determine the extent and nature of any restrictions on any options or shares, and determine the size of any options under the 2001 Plan. Our Chief Executive Officer also has limited authority to grant stock options to employees eligible to participate in the 2001 Plan.

Eligibility. Persons eligible to participate in the 2001 Plan will be those employees of Cognex and its subsidiaries who are not subject to the reporting and other provisions of Section 16 of the Exchange Act, not subject to Section 162(m) of the Code, and not ten percent shareholders of our company, as selected from time to time by the Compensation/Stock Option Committee in its discretion. Approximately 1,800 individuals are currently eligible to participate in the 2001 Plan.

Stock Options. The 2001 Plan permits the granting of (1) options to purchase common stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the 2001 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. The option exercise price of each option will be determined by the Compensation/Stock Option Committee but may not be less than 100% of the fair market value of the common stock on the date of grant. Fair market value for this purpose will be the last reported sale price of our shares of common stock as reported on Nasdaq on the date of grant. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation/Stock Option Committee and may not exceed ten years from the date of grant. The Compensation/Stock Option Committee will determine at what time or times each option may be exercised. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation/Stock Option Committee. No option granted under the 2001 Plan is transferable by the optionee other than by will or by the laws of descent and distribution, and options may be exercised during the optionee’s lifetime only by the optionee.

Upon exercise of an option, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation/Stock Option Committee or by delivery (or attestation to the ownership) of shares of common stock that are beneficially owned by the optionee provided that the payment of the exercise price by delivery of common stock may be made only if such payment does not result in a charge for financial accounting purposes as determined by the Compensation/Stock Option Committee. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Minimum Vesting Requirements. Except in the case of death, disability, retirement or a sale event, or awards with respect to no more than 5% of shares reserved for issuance under the 2001 Plan, the minimum vesting period with respect to any option shall be no less than one year.

Change of Control Provisions. The 2001 Plan provides that upon the effectiveness of a “sale event” as defined in the 2001 Plan, except as otherwise provided by the Compensation/Stock Option Committee in the award agreement, all stock options will terminate unless the parties to the sale event agree that such awards will be assumed or continued by the successor entity. In addition, in the case of a sale event in which our shareholders will receive cash consideration, we may make or provide for a cash payment to participants holding options equal to the difference between the per share cash consideration and the exercise price of the options. While the

Compensation/Stock Option Committee has the discretion to accelerate the vesting of outstanding stock options under the 2001 Plan, the 2001 Plan does not provide for the automatic acceleration of vesting upon a sale event.

Adjustments for Stock Dividends, Stock Splits, Etc. The 2001 Plan requires the Compensation/Stock Option Committee to make appropriate adjustments to the number of shares of common stock that are subject to the 2001 Plan, to certain limits in the 2001 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding. Participants in the 2001 Plan are responsible for the payment of any federal, state or local taxes that Cognex is required by law to withhold upon the exercise of options. Subject to approval by the Compensation/Stock Option Committee, participants may elect to have the tax withholding obligations satisfied by authorizing us to withhold shares of common stock to be issued pursuant to the exercise or vesting.

Amendments and Termination. Our Board may at any time amend or discontinue the 2001 Plan and may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Unless otherwise approved by shareholders, the Compensation/Stock Option Committee may not reduce the exercise price of options or affect repricing through cancellation and re-grants or cancellation of options in exchange for cash.

Effective Date of 2001 Plan. Our Board amended and restated the 2001 Plan on February 10, 2018, and the 2001 Plan, as amended and restated, will become effective on the date it is approved by our shareholders. No options may be granted under the 2001 Plan after the date that is 10 years from the date of Board approval.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2001 Plan. It does not describe all federal tax consequences under the 2001 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of common stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) Cognex will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of common stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (1) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of common stock at exercise (or, if less, the amount realized on a sale of such shares of common stock) over the option price, and (2) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of common stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of common stock on the date of exercise, and we receive a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of common stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of common stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Parachute Payments. The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to Cognex, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

New Plan Benefits

The following table provides information with respect to options granted under the 2001 Plan in the fiscal year ended December 31, 2017, to employees who are not officers or directors of our company. Our directors and executive officers are not eligible to participate in the 2001 Plan. It is not possible to state the amount of options which will be granted under the 2001 Plan because these grants are subject to the discretion of the Compensation/Stock Option Committee.

Name and Position	Dollar Value(1)	Number of Options	Weighted-Average Exercise Price
Robert J. Shillman	$—	—	$—
Chairman of the Board and Chief Culture Officer

Robert J. Willett	$—	—	$—
President and Chief Executive Officer

John J. Curran	$—	—	$—
Senior Vice President, Chief Financial Officer and Treasurer

Richard A. Morin	$—	—	$—
Former Executive Vice President and Chief Financial Officer

Sheila M. DiPalma	$—	—	$—
Senior Vice President, Corporate Employee Services

All executive officers as a group	$—	—	$—

All non-executive officer directors as a group	$—	—	$—

Employees as a group (excluding executive officers and directors)	$54,504,822	3,546,200	$40.65

(1)	Represents the aggregate grant date fair value of options granted to employees who are not officers or directors, but disregarding estimated forfeitures for this purpose. The methodology and assumptions used to calculate the grant date fair value are described in Note 14, “Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The grant date fair value is recognized by Cognex as an expense for financial reporting purposes over the service-based vesting period.

Equity Compensation Plan Information

The following table provides information as of December 31, 2017 regarding shares of common stock that may be issued under the Company’s existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)
Equity compensation plans approved by shareholders	12,287,670	(1)	$25.9093	12,134,952	(2)
Equity compensation plans not approved by shareholders	457,606	(3)	$7.0190	—

	12,745,276		$25.2311	12,134,952

(1)	Includes shares to be issued upon exercise of outstanding options under the Company’s 1998 Stock Incentive Plan, 2007 Stock Option and Incentive Plan, and subsequent to shareholder approval, the 2001 General Stock Option Plan, as amended and restated.
(2)	Includes shares remaining available for future issuance under the Company’s 2007 Stock Option and Incentive Plan and 2001 General Stock Option Plan, as amended and restated.
(3)	Includes shares to be issued upon the exercise of outstanding options granted prior to shareholder approval under the 2001 General Stock Option Plan, as amended and restated.

The 2001 General Stock Option Plan was originally adopted by the Board of Directors in December 2001 without shareholder approval. In December 2011, this plan received shareholder approval for an amendment and restatement of the plan, extending the plan until September 2021. As described above, this plan provides for the granting of nonqualified stock options and incentive stock options to any employee who is actively employed by the Company and is not an officer or director of the Company.

PROPOSAL 4: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (Grant Thornton) as Cognex’s independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ended December 31, 2018. Grant Thornton has served as Cognex’s independent registered public accounting firm since 2007. Although ratification by shareholders is not required by law or by our By-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Grant Thornton is expected to be present at our 2018 Annual Meeting of Shareholders, and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

Fees Paid to Independent Registered Public Accounting Firm and Other Matters

The aggregate fees charged or expected to be charged by Grant Thornton and its affiliates for services rendered during 2016 and 2017 are as follows:

Type of Fee	2017	2016
Audit Fees	$1,078,763	$994,256
Audit-Related Fees	$—	$15,000
Tax Fees	$—	$—
All Other Fees	$—	$—

Audit Fees. These are fees for services rendered in connection with the audit of the annual financial statements included in our Annual Report on Form 10-K; the review of the financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or our company’s internal control over financial reporting. Audit-related fees for 2016 include assistance in responding to an SEC comment letter on our periodic reports.

Tax Fees. These are fees for tax compliance, planning and preparation, and tax consulting and advice.

All Other Fees. These are fees for any service not included in the first three categories.

Audit Committee’s Pre-Approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if:

•	the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of fees paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided;

•	those services were not recognized at the time of the engagement to be non-audit services; and

•	those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

The Audit Committee approved all audit and audit-related services provided to Cognex by Grant Thornton during fiscal years 2016 and 2017. There were no non-audit services provided to Cognex by Grant Thornton for fiscal years 2016 and 2017 that required review by the Audit Committee.

PROPOSAL 5: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. At our 2017 Annual Meeting, a majority of votes were cast in favor of holding annual say-on-pay votes. Based on these results, and consistent with the recommendation of the Board of Directors, we will continue to conduct an advisory vote on the compensation of our named executive officers on an annual basis until the next advisory vote on the frequency of such say-on-pay votes, which we expect will occur at our 2023 Annual Meeting of Shareholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation paid to Cognex’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Total compensation for our named executive officers consists primarily of salary, bonus and stock option awards as well as other benefits which are also available to all Cognex employees generally. Salary and bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards are viewed as a reward for increasing shareholder value and improving corporate performance over the long term. We also believe that stock option awards promote the retention of talented employees. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS “SAY-ON-PAY” PROPOSAL.

The resolution that is the subject of this proposal is advisory in nature and, therefore, is not binding on Cognex, the Compensation/Stock Option Committee or our Board of Directors. However, the Compensation/Stock Option Committee intends to take the results of the vote on this proposal into account when considering future decisions regarding the compensation of our named executive officers.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2017. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton, Cognex’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB), which provides that certain matters related to the conduct of the audit of Cognex’s financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE

Theodor Krantz, Chairman

Jeffrey B. Miller

Jerry A. Schneider

SHAREHOLDER PROPOSALS

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2019 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 14, 2018. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our By-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2019 Annual Meeting of Shareholders, notice of them must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation not later than the close of business on January 25, 2019 nor earlier than the close of business on December 26, 2018. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth:

•	Information concerning the shareholder, including his or her name and address;

•	A representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the matter specified in the notice; and

•	Such other information as would be required to be included in a proxy statement soliciting proxies for the presentation of such matter to the meeting.

Shareholder proposals with respect to the election of Directors must also contain other information set forth in our By-laws. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority. We suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By Order of the Board of Directors

Richard A. Morin, Secretary

Natick, Massachusetts

March 14, 2018

Appendix A

COGNEX CORPORATION

2001 GENERAL STOCK OPTION PLAN

As Amended and Restated

1. PURPOSE OF THE PLAN.

This stock option plan (as amended and restated, the “Plan”) is intended to provide a means by which eligible employees of Cognex Corporation (the “Company”) and any present or future subsidiaries of the Company may purchase common stock in the Company through the exercise of stock options.

2. STOCK SUBJECT TO THE PLAN.

(a) The maximum number of shares of common stock, par value $.002 per share, of the Company (“Common Stock”) available for stock options granted under the Plan shall be 38,440,000 shares of Common Stock, all or any of which may be granted in the form of incentive stock options qualified under Section 422 of the Code. The maximum number of shares of Common Stock available for grants shall be subject to adjustment in accordance with Section 11 hereof. Shares issued under the Plan may be authorized but unissued shares of Common Stock or, to the extent applicable, shares of Common Stock held in treasury.

(b) To the extent that any stock option shall lapse, terminate, expire or otherwise be cancelled without the issuance of shares of Common Stock, the shares of Common Stock covered by such option shall again be available for the granting of stock options. Notwithstanding the foregoing, shares tendered or held back upon option exercises to cover the exercise price or tax withholding shall not be added to the shares of Common Stock authorized for grants under the Plan. In the event the Company repurchases shares of Common Stock on the open market, such shares shall not be added to the shares of Common Stock available for issuance under the Plan.

(c) Common Stock issuable under the Plan may be subject to such restrictions on transfer, repurchase rights or other restrictions as shall be determined by the Committee (as defined in Section 3 below).

3. ADMINISTRATION OF THE PLAN.

(a) At the discretion of the Company’s Board of Directors, the Plan shall be administered either: (i) by the full Board of Directors of the Company; or (ii) by a committee (the “Committee”) consisting of two or more members of the Company’s Board of Directors. In the event the full Board of Directors is the administrator of the Plan, references herein to the Committee shall be deemed to include the full Board of Directors. The Board of Directors may from time to time appoint a member or members of the Committee in substitution for or in addition to the member or members then in office and may fill vacancies on the Committee however caused. The Committee shall choose one of its members as Chairman and shall hold meetings at such times and places as it shall deem advisable. A majority of the members of the Committee shall constitute a quorum and any action may be taken by a majority of those present and voting at any meeting.

(b) Any action may also be taken without the necessity of a meeting by a written instrument signed by a majority of the Committee. The decision of the Committee as to all questions of interpretation and application of the Plan shall be final, binding and conclusive on all persons. The Committee shall have the authority to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the

Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any option agreement granted hereunder in the manner and to the extent it shall deem expedient to carry the Plan into effect and shall be the sole and final judge of such expediency. No Committee member shall be liable for any action or determination made in good faith.

(c) Subject to the terms of the Plan, the Committee shall have the authority to: (i) determine the employees of the Company and its subsidiaries (from among the class of employees eligible under Section 4 to receive options) to whom options may be granted; (ii) determine the time or times at which options may be granted; (iii) determine the option price of shares subject to each option which price shall not be less than the minimum price specified in Section 6; (iv) determine (subject to Section 9) the time or times when each option shall become exercisable and the duration of the exercise period; (v) determine the extent and nature of any restrictions on any options or shares (including any repurchase rights and any forfeiture of options and shares for engaging in activities detrimental to the interests of the Company or any of its subsidiaries); and (vi) determine the size of any options under the Plan, taking into account the position or office of the optionee with the Company, the job performance of the optionee and such other factors as the Committee may deem relevant in the good faith exercise of its independent business judgment.

(d) The Chief Executive Officer of the Company may grant stock options under the Plan on such terms and conditions as deemed appropriate by the Chief Executive Officer; provided, however, that the terms and conditions otherwise comply with all provisions of this Plan (including the limitations of Section 2(a)), the number of shares of Common Stock underlying options granted to any one eligible individual in any calendar year may not exceed 80,000 shares per individual, and the exercise price of any option shall not be less than 100% of the fair market value of a share of Common Stock on the date of grant. All grants by the Chief Executive Officer shall be in writing and filed with the records of the Committee.

4. OPTIONS.

Options may be granted to any employee of the Company or of any of its subsidiaries other than an employee who is either: (i) designated by the Company as a Section 16 reporting person for purposes of the Securities Exchange Act of 1934, as amended; (ii) determined by the Company as likely to be subject to the tax deduction limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); or (iii) a ten percent shareholder of the Company. In determining the eligibility of an individual to be granted an option, as well as in determining the number of shares to be optioned to any individual, the Committee shall take into account the position and responsibilities of the individual being considered, the nature and value to the Company or its subsidiaries of his or her service and accomplishments, his or her present and potential contribution to the success of the Company or its subsidiaries, and such other factors as the Committee may deem relevant. Options granted under the Plan may be either incentive stock options qualified under Section 422 of the Code or nonqualified stock options, except no incentive stock options may be granted under the Plan until shareholder approval has been obtained.

5. OPTION AWARD CERTIFICATE.

Each option shall be evidenced by a written or electronic document (the “Award Certificate”) which sets forth the terms of grants and which may contain such other terms, provisions and conditions which are not inconsistent with the Plan as may be determined by the Committee. The date of grant of an option shall be as determined by the Committee or the Chief Executive Officer if acting pursuant to Section 3(d) above. More than one option may be granted to an individual.

6. OPTION PRICE.

The option exercise price of options granted by the Committee shall be determined by the Committee, but in no event shall the option price be less than 100% of the fair market value of a share of Common Stock on the date of grant.

7. MANNER OF PAYMENT; MANNER OF EXERCISE.

(a) The Award Certificate may provide for the payment of the exercise price by delivery of: (i) cash or a check payable to the order of the Company in an amount equal to the exercise price of such options; (ii) shares of Common Stock of the Company owned by the optionee having a fair market value equal in amount to the exercise price of the options being exercised; or (iii) any combination of (i) and (ii); provided, however, that payment of the exercise price by delivery of shares of Common Stock of the Company owned by such optionee may be made only if such payment does not result in a charge to earnings for financial accounting purposes as determined by the Committee. The fair market value of any shares of the Company’s Common Stock which may be delivered upon exercise of an option shall be determined by the Committee. With the consent of the Committee, the delivery of shares used to exercise any option may be made through attestation rather than physical delivery of stock certificates. With the consent of the Committee, payment may also be made by delivery of a properly executed exercise notice to the Company, together with a copy of irrevocable instruments to a broker to deliver promptly to the Company the amount of proceeds necessary to pay the exercise price and relevant taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.

(b) To the extent that the right to purchase shares under an option has accrued and is in effect, options may be exercised in full at one time or in part from time to time, by giving written notice, signed by the person or persons exercising the option, to the Company, stating the number of shares with respect to which the option is being exercised, accompanied by payment in full for such shares as provided in subparagraph (a) above. Upon such exercise, delivery of a certificate for paid-up non-assessable shares shall be made at the principal office of the Company to the person or persons exercising the option at such time, during ordinary business hours, not earlier than ten business days from the date of receipt of the notice by the Company, as shall be designated in such notice, or at such time, place and manner as may be agreed upon by the Company and the person or persons exercising the option.

8. EXERCISE OF OPTIONS.

Each option granted under the Plan shall, subject to the other provisions of this Plan, be exercisable at such time or times and during such period as shall be set forth in the Award Certificate; provided, however, that no option granted under the Plan shall have a term in excess of ten (10) years from the date of grant. To the extent that an option to purchase shares is not exercised by an optionee when it becomes initially exercisable, it shall not expire but shall be carried forward and shall be exercisable, on a cumulative basis, until the expiration of the exercise period.

9. TERM OF OPTIONS; EXERCISABILITY; MINIMUM VESTING.

(a) Term.

(1) Except as otherwise provided in this Section 9, an option granted to any employee optionee who ceases to be an employee of the Company or one of its subsidiaries shall terminate on the seventh business day after the date such optionee ceases to be an employee of the Company or one of its subsidiaries, or on the date on which the option expires by its terms, whichever occurs first.

(2) If such termination of employment is because of dismissal for cause or because the employee is in breach of any employment agreement, such option will terminate immediately on the date the optionee ceases to be an employee of the Company or one of its subsidiaries.

(3) If such termination of employment is because the optionee has become permanently disabled (within the meaning of Section 22(e)(3) of the Code), such option shall terminate on the last day of the twelfth month from the date such optionee ceases to be an employee, or on the date on which the option expires by its terms, whichever occurs first.

(4) In the event of the death of any optionee, any option granted to such optionee shall terminate on the last day of the twelfth month from the date of death, or on the date on which the option expires by its terms, whichever occurs first.

(5) Notwithstanding subparagraphs (2), (3) and (4) above, the Committee shall have the authority to extend the expiration date of any outstanding option in circumstances in which it deems such action to be appropriate; provided that no such extension shall extend the term of an option beyond the date on which the option would have expired if no termination of the optionee’s employment had occurred.

(b) Exercisability.

(1) An option granted to an employee optionee who ceases to be an employee of the Company or one of its subsidiaries shall be exercisable only to the extent that the right to purchase shares under such option has accrued and is in effect on the date such optionee ceases to be an employee of the Company or one of its subsidiaries.

(2) In the event of the death of any optionee, the option granted to such optionee may be exercised by the estate of such optionee, or by any person or persons who acquired the right to exercise such option by bequest or inheritance or by reason of the death of such optionee.

(c) Minimum Vesting Period. The vesting period of any option granted under the Plan must be at least one year following the date of grant (other than in case of death, disability, retirement or a change in control (including a Sale Event)). Notwithstanding the foregoing, up to five percent (5%) of the available shares authorized for issuance under the Plan pursuant to Section 2(a) may provide for vesting of options, partially or in full, in less than one-year.

10. TRANSFERABILITY.

The right of any optionee to exercise any option granted to him or her shall not be assignable or transferable by such optionee otherwise than by will or the laws of descent and distribution. Options shall be exercisable during the lifetime of such optionee only by him/her. Any option granted under the Plan shall be null and void and without effect upon the bankruptcy of the optionee to whom the option is granted, or upon any attempted assignment or transfer, except as herein provided, including without limitation any purported assignment, whether voluntary or by operation of law, pledge, hypothecation or other disposition, attachment, divorce, trustee process or similar process, whether legal or equitable, upon such option.

11. ADJUSTMENTS FOR RECAPITALIZATIONS, REORGANIZATIONS AND OTHER EVENTS.

(a) In the event that the outstanding shares of the Common Stock of the Company are changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, or dividends payable in capital stock, appropriate adjustment shall be made in the number and kind of shares as to which options may be granted under the Plan and as to which outstanding options or portions thereof then unexercised shall be exercisable, to the end that the proportionate interest of the optionee shall be maintained as before the occurrence of such event; such adjustment in outstanding options shall be made without change in the total price applicable to the unexercised portion of such options and with a corresponding adjustment in the option price per share.

(b) Except as the Committee may otherwise specify with respect to particular options in the relevant Award Certificate, upon the effective time of a Sale Event, the Plan and all outstanding options granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of options theretofore granted by the successor entity, or the substitution of such options with new options of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, (x) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding options, in exchange for the cancellation thereto, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Common Stock subject to outstanding options (to the extent then exercisable (after taking into account any acceleration thereof) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding options; or (y) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all outstanding options (to the extent then exercisable after taking into account any acceleration thereof) held by such grantee. For purposes of the Plan, “Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Common Stock of the Company to an unrelated third party, or (iv) any other transaction in which the owners of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company, and “Sale Price” shall mean the value as determined by the Committee of the consideration payable, or otherwise to be received by shareholders, per share of Common Stock pursuant to a Sale Event.

(c) Upon dissolution or liquidation of the Company, all options granted under this Plan shall terminate, but each optionee (if at such time in the employ of or otherwise associated with the Company or any of its subsidiaries) shall have the right, immediately prior to such dissolution or liquidation, to exercise his or her option to the extent then exercisable.

(d) No fraction of a share shall be purchasable or deliverable upon the exercise of any option, but in the event any adjustment hereunder of the number of shares covered by the option shall cause such number to include a fraction of a share, such fraction shall be adjusted to the nearest smaller whole number of shares.

12. NO SPECIAL EMPLOYMENT RIGHTS.

Nothing contained in the Plan or in any option granted under the Plan shall confer upon any option holder any right with respect to the continuation of his employment by the Company (or any subsidiary) or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option. Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Committee at the time.

13. WITHHOLDING.

The Company’s obligation to deliver shares upon the exercise of any option granted under the Plan, or to make any payments or transfers under Section 11 hereof, shall be subject to the option holder’s satisfaction of all applicable Federal, state, local, and foreign governmental tax withholding requirements. Whenever shares of Common Stock are to be delivered pursuant to the exercise of an option under the Plan, the Company shall be entitled to require as a condition of delivery that the option holder remit to the Company an amount sufficient in the opinion of the Company to satisfy all applicable tax withholding requirements related thereto. With the approval of the Committee, which it shall have sole discretion to grant, and on such terms and conditions as the Committee may impose, the option holder may satisfy the foregoing condition by electing to have the Company withhold from delivery shares having a value equal to the amount of tax required to be withheld. The Committee shall also have the right to require that shares be withheld from delivery to satisfy such condition.

14. RESTRICTIONS ON ISSUE OF SHARES; NO DIVIDENDS.

(a) Notwithstanding the provisions of Section 7, the Company may delay the issuance of shares covered by the exercise of an option and the delivery of a certificate for such shares until the delivery of any shares issued under this Plan complies with all applicable laws (including, without limitation, the Securities Act of 1933, as amended), and with the applicable rules of any stock exchange or market upon which the shares of the Company are listed or traded.

(b) It is intended that all exercises of options shall be effective, and the Company shall use its best efforts to bring about compliance with the above conditions within a reasonable time, except that the Company shall be under no obligation to qualify shares or to cause a registration statement or a post-effective amendment to any registration statement to be prepared for the purpose of covering the issue of shares in respect of which any option may be exercised, except as otherwise agreed to by the Company in writing.

(c) Until an option is vested and exercised and shares of Common Stock are deemed delivered, no right to vote or receive dividends or any other rights of a shareholder will exist with respect to shares of Common Stock to be issued in connection with an option.

15. LOANS.

The Company may not make loans to optionees to permit them to exercise options.

16. NO OPTION REPRICING.

Unless otherwise approved by shareholders, in no event may the Committee exercise its discretion to reduce the exercise price of outstanding options or affect re-pricing through cancellation and re-grants or cancellation of options in exchange for cash.

17. EFFECTIVE DATE.

The second restated Plan shall take effect as of the date of shareholder approval.

18. TERMINATION AND AMENDMENT.

If approved by shareholders, the Plan shall terminate ten (10) years from the date upon which the second Plan restatement was duly approved by the Board of Directors. The Board of Directors may at any time terminate the Plan or make such modification or amendment thereof as it deems advisable. Subject to Section 11, without the consent of the optionee, the Committee shall not change the number of shares subject to an option, nor the exercise price thereof, nor reduce the term of such option.

19. RESERVATION OF STOCK.

The Company shall at all times during the term of the Plan reserve and keep available such number of shares of stock as will be sufficient to satisfy the requirements of the Plan and shall pay all fees and expenses necessarily incurred by the Company in connection therewith.

20. NOTICES.

Any communication or notice required or permitted to be given under the Plan shall be in writing, and mailed by registered or certified mail or delivered by hand, if to the Company, to its principal place of business, attention: Chief Executive Officer, and, if to an optionee, to the address as appearing on the records of the Company.

Approved by the Directors: December 11, 2001

Restatement approved by the Directors: September 30, 2011

Approved by the Shareholders: December 6, 2011

(Adjusted for Stock Splits on September 16, 2013 and December 1, 2017)

Second restatement approved by the Directors: February 10, 2018

Second restatement approved by the Shareholders:

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on Wednesday, April 25, 2018.
Vote by Internet • Go to www.envisionreports.com/CGNX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
•	Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3, 4 and 5.

A	Election of Directors

1. Nominees: Nominated for a term ending in 2021:
	For	Against	Abstain

01 - Eugene Banucci	☐	☐	☐

02 -Jerry A. Schneider	☐	☐	☐

Nominated for a term ending in 2020:
	For	Against	Abstain
03 - Dianne M. Parrotte	☐	☐	☐

+

		For	Against	Abstain			For	Against	Abstain
2.	To amend the Articles of Organization of Cognex Corporation to increase the number of shares of Common Stock which the corporation has the authority to issue from 200,000,000 shares to 300,000,000 shares.	☐	☐	☐	3.	To approve the Cognex Corporation 2001 General Stock Option Plan, as Amended and Restated.	☐	☐	☐

4.	To ratify the selection of Grant Thornton LLP as Cognex’s independent registered public accounting firm for fiscal year 2018.	☐	☐	☐	5.

To approve, on an advisory basis, the compensation of Cognex’s named executive officers as described in the proxy statement including the Compensation Discussion and Analysis, compensation tables and narrative discussion (“say-on-pay”).

							☐	☐	☐

6.	The consideration of any other business that may properly come before the meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2018 Annual Meeting of Shareholders Admission Ticket

2018 Annual Meeting of Cognex Corporation Shareholders

Wednesday, April 25, 2018 at 9:00 a.m. Local Time

Cognex Corporation

One Vision Drive

Natick, Massachusetts

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

DIRECTIONS TO COGNEX CORPORATION

One Vision Drive

Natick, MA 01760

Please note: Guest parking is available in front of the building.

From Boston and Logan Airport:

•	Merge onto Route 90 West (Mass Turnpike) toward Worcester

•	Take Exit 15 (I-95/Route 128) toward Waltham/Dedham

•	Follow “From Route 128 (I-95)”

From Route 128 (I 95):

•	Take Exit 20B (Route 9 West) toward Framingham/Worcester

•	Follow “From Route 9 West”

From Route 495:

•	Take Exit 22 Route 90 East (Mass Turnpike) toward Framingham/Boston

•	Follow “From Route 90 (Mass Turnpike)”

From Route 90 (Mass Turnpike):

•	Take Exit 13 (Natick/Framingham - Route 30)

•	Follow left ramp towards Natick (Route 30 East)

•	Follow signs to Route 9 East

•	Follow “From Route 9 East”

From Route 9 West:

•	Follow Route 9 West

•	Look for an Audi dealership on your right as you head up a hill. At the crest of that hill, Vision Drive is 0.1 miles past Wethersfield Rd. Cognex is on the left of Vision Drive.

From Route 9 East:

•	Follow Route 9 East

•	Make U-turn at the left lane U-turn signal near Natick McDonald’s

•	Follow “From Route 9 West”

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Cognex Corporation	+

Notice of 2018 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 25, 2018

Important Notice Regarding the Availability of Proxy Materials for the 2018 Annual Meeting of Shareholders to be held on April 25, 2018: The proxy statement and annual report to shareholders are available at: www.envisionreports.com/CGNX.

The undersigned hereby appoints Robert J. Shillman, Robert J. Willett and Richard A. Morin, and each of them, with full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2018 Annual Meeting of Shareholders of Cognex Corporation to be held on April 25, 2018 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2, 3, 4 and 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

⬛	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.	+